UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Ebix, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Ebix, Inc.

1 Ebix Way
Johns Creek, Georgia 30097

April 24, 2017

Dear Stockholder:

On behalf of our Board of Directors, I cordially invite you to the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of Ebix, Inc., to be held at 9:00 a.m., Eastern Daylight Time, on Thursday, May 24, 2017, at the Atlanta Marriott Alpharetta, located at 5750 Windward Parkway, Alpharetta, Georgia 30005.

The business of the Annual Meeting is described in detail in the attached notice of meeting and proxy statement. Also included is a proxy card and postage paid return envelope.

It is important that your shares are represented and voted at the Annual Meeting, regardless of the size of your holdings. Whether or not you plan to attend, please complete and return the enclosed proxy or vote over the telephone or internet, as applicable, to ensure that your shares will be represented at the Annual Meeting. If you attend the Annual Meeting, you may withdraw your proxy by voting in person.

Sincerely,

Robin Raina
Chairman of the Board and
Chief Executive Officer

EBIX, INC.

1 EBIX WAY
JOHNS CREEK, GEORGIA 30097

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 24, 2017

TO THE STOCKHOLDERS OF EBIX, INC.:

NOTICE IS HEREBY GIVEN that the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of Ebix, Inc., a Delaware corporation, will be held at Atlanta Marriott Alpharetta, located at 5750 Windward Parkway, Alpharetta, Georgia 30005, at 9:00 a.m., Eastern Daylight Time, on Wednesday, May 24, 2017, and at any adjournment or postponement thereof, for the following purposes:

1.	To elect the eight directors identified in the accompanying proxy statement to serve until the 2018 Annual Meeting of Stockholders or until their respective successors are elected and qualified;
2.	To amend the Company’s Certificate of Incorporation to increase the Company’s number of authorized shares of common stock from 60,000,000 to 120,000,000;
3.	To ratify the appointment of Cherry Bekaert LLP as our independent registered public accounting firm for the year ending December 31, 2017;
4.	To approve, by a non-binding advisory vote, the compensation of our named executive officers;
5.	To consider an advisory vote on the frequency of the advisory vote on compensation of our named executive officers;
6.	To consider the stockholder proposal regarding majority voting in director elections, if properly presented at the Annual Meeting; and
7.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only stockholders at the close of business on April 18, 2017, the record date, are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy in the envelope provided or vote over the telephone or internet, as applicable.

By Order of the Board of Directors

Robin Raina
Chairman of the Board and
Chief Executive Officer

Dated: April 24, 2017

EBIX, INC.

1 EBIX WAY
JOHNS CREEK, GEORGIA 30097
(678) 281-2020

PROXY STATEMENT
2017 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 24, 2017

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why am I being asked to review these materials?
A:	Ebix, Inc. (“Ebix,” the “Company” or “we”) is providing these proxy materials to you in connection with the solicitation of proxies by the Ebix Board of Directors (the “Board”) for use at the 2017 Annual Meeting of the Company’s Stockholders (the “Annual Meeting”). The Annual Meeting will take place at Atlanta Marriott Alpharetta, located at 5750 Windward Parkway, Alpharetta, Georgia 30005, at 9:00 a.m., Eastern Daylight Time, on Wednesday, May 24, 2017. Stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement. It is anticipated that this proxy statement and the form of proxy solicited on behalf of our Board of Directors will be filed with the Securities and Exchange Commission (“SEC”) and mailed to our stockholders on or about April 24, 2017.
Q:	What information is contained in these materials?
A:	The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of certain of our most highly paid executive officers and our directors, and certain other required information. Our 2016 Annual Report on Form 10-K, which includes our audited consolidated financial statements for the year ended December 31, 2016, is also being furnished with this proxy statement.
Q:	What does it mean if I received more than one proxy or voting instruction form?
A:	It means that your shares are registered differently or are in more than one account. Please provide voting instructions for each proxy you receive to help ensure that all of your shares are voted.
Q:	On what proposals will Ebix stockholders vote at the Annual Meeting?
A:	There are six proposals to be considered and voted on at the Annual Meeting. The proposals to be voted on are as follows:
•	Proposal 1 — To elect eight directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified;
•	Proposal 2 — To amend the Company’s Certificate of Incorporation to increase the Company’s number of authorized shares of common stock from 60,000,000 to 120,000,000;

•	Proposal 3 — To ratify the appointment of Cherry Bekaert LLP as our independent registered public accounting firm for the year ending December 31, 2017;
•	Proposal 4 — To approve, by a non-binding advisory vote, the compensation of the Company’s named executive officers;
•	Proposal 5 — To consider an advisory vote on the frequency of the advisory vote on compensation of our named executive officers; and
•	Proposal 6 — To consider the stockholder proposal regarding majority voting in director elections, if properly presented at the Annual Meeting.

For a more detailed discussion of each of these proposals, please see the information included elsewhere in the proxy statement relating to these proposals.

Q:	What are the Board’s voting recommendations?
A:	The Board recommends that you vote your shares as follows:
•	“FOR” the election of each of the eight nominees to the Board (Proposal 1);
•	“FOR” the amendment of the Certificate of Incorporation to increase the Company’s number of authorized shares of common stock from 60,000,000 to 120,000,000 (Proposal 2);
•	“FOR” the approval and ratification of the appointment of Cherry Bekaert LLP as our independent registered public accounting firm (Proposal 3);
•	“FOR” the approval of the compensation of the Company’s named executive officers (Proposal 4);
•	For a frequency of every “ONE YEAR” for future non-binding stockholder advisory votes on compensation of our named executive officers (Proposal 5); and
•	“AGAINST” the approval of the stockholder proposal regarding majority voting in director elections (Stockholder Proposal),

If you give us your signed proxy but do not specify how to vote, we will vote your shares “FOR” each of Proposals 1, 2, 3 & 4, every “ONE YEAR” for Proposal 5 and “AGAINST” the Stockholder Proposal.

We are not aware of any matter to be presented at the Annual Meeting other than those described in the Notice of Meeting. If any other matters are properly brought before the Annual Meeting for consideration, the person named on your proxy will have the discretion to vote your shares according to such person’s best judgment.

Q:	Who is entitled to vote at the Annual Meeting?
A:	Holders of our common stock outstanding as of the close of business on April 18, 2017, the record date, are entitled to vote at the Annual Meeting. On each proposal presented for a vote at the Annual Meeting, each stockholder is entitled to one vote for each share of common stock owned as of the record date.
Q:	What is the difference between a stockholder of record and a stockholder who holds stock in street name?
A:	If your shares are registered in your name, you are a stockholder of record with respect to those shares. As a stockholder of record, you have the right to vote in person at the Annual Meeting or to vote by proxy on the proxy card included with these materials.

If your shares are held in the name of your broker, bank or other nominee, you are considered to be the “beneficial owner” of such shares, which are held in “street name.” If your shares are held in street name, your bank or brokerage firm (the record holder of your shares) forwarded these proxy materials, along with a voting instruction card, to you. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your bank or brokerage firm, it will nevertheless be entitled to vote your shares with respect to “routine” items, but it will not be permitted to vote your shares with respect to “non-routine” items. In the case of a non-routine item, your shares will be considered “broker non-votes” on that proposal.

Q:	If I hold my shares in street name through my broker, will my broker vote these shares for me?
A:	If you provide instructions on how to vote by following the instructions provided to you by your broker, your broker will vote your shares as you have instructed. If you do not provide your broker with voting instructions, your broker will vote your shares only if the proposal is a “routine” management proposal on which your broker has discretion to vote. On matters considered “non-routine,” brokers may not vote your shares without your instruction. Shares that brokers are not authorized to vote are referred to as “broker non-votes.”

Under NASDAQ Stock Market Business Conduct Rules, to which your broker is subject, brokers are prohibited from voting uninstructed shares for elections of directors, the compensation of our named executive officers and the frequency of the vote on compensation, in which case a broker non-vote will occur and your shares will not be voted on these matters. In addition, brokers are not permitted to vote uninstructed shares for the amendment to our Certificate of Incorporation to increase the Company’s number of authorized shares of common stock and as a result, a broker non-vote will occur, which will have the same effect as a vote against the amendment to our Certificate of Incorporation.

Q:	What are the quorum requirements for the Annual Meeting?
A:	The presence of holders of a majority of our outstanding shares of common stock in person or by proxy constitutes a quorum for the Annual Meeting. Both abstentions and broker non-votes are counted as present for purpose of determining the presence of a quorum.
Q:	What is the voting requirement to approve each of the proposals?
A:	Proposal 1 — Pursuant to our Bylaws, the director candidates who receive the most votes will be elected to fill the eight available seats on our Board. This means that the eight director candidates or nominees who receive the greatest number of votes will be elected. Because abstentions, failures to vote or broker non-votes are not counted as “cast” votes, none of them will have any effect on the outcome of the proposal.

Proposal 2 — The proposal to approve the amendment of the Certificate of Incorporation to increase the Company’s number of authorized shares of common stock requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting. As a result, abstentions, failures to vote and broker non-votes will have the same effect as a vote “against” this proposal.

Proposal 3 — The proposal to ratify the appointment of Cherry Bekaert LLP as our independent registered public accounting firm requires the affirmative vote of a majority in voting interest of the Ebix stockholders present in person or by proxy and entitled to vote at the Annual Meeting and on the proposal. Because brokers may vote your shares on this proposal without instruction, there may be no broker non-votes for this proposal. If you fail to vote your shares in person or by proxy, your shares are not considered present at the Annual Meeting, and they will have no effect on the outcome of the proposal. If you return a signed proxy card but abstain from voting on the proposal, your shares will be considered as present and entitled to vote at the Annual Meeting and on the proposal but will not be voted “for” the proposal, and they will have the same effect as votes “against” the proposal.

Proposal 4 — The proposal to approve, by a non-binding advisory vote, the compensation of the Company’s named executive officers requires the affirmative vote of a majority in voting interest of the Ebix stockholders present in person or by proxy and entitled to vote at the Annual Meeting and on the proposal. The proposal with respect to the approval of the 2016 executive compensation paid to our named executive officers is “advisory” and not binding upon the Board. However, the Board will consider the results of the votes on this proposal in formulating future executive compensation policy. Because broker non-votes are not entitled to vote on the proposal because it is considered non-routine, broker non-votes have no effect on the outcome of the proposal. If you fail to vote your shares in person or by proxy, your shares are not considered present at the Annual Meeting, and they will have no effect on the outcome of the proposal. If you return a signed proxy card but abstain from voting on the proposal, your shares will be considered as present and entitled to vote at the Annual Meeting and on the proposal but will not be voted “for” the proposal, and they will have the same effect as votes “against” the proposal.

Proposal 5 — The option of once every one year, two years or three years that receives the highest number of votes cast by Ebix stockholders present in person or by proxy and entitled to vote at the Annual Meeting will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. This vote is advisory and, therefore, not binding, and the Board of Directors may decide in the future that it is in our best interests and in the best interests of our stockholders to hold an advisory vote on executive compensation more or less frequently, as applicable, than the option approved by our stockholders. Because broker non-votes are not entitled to vote on the proposal because it is considered non-routine, broker non-votes have no effect on the outcome of the proposal. If you fail to vote your shares in person or by proxy, your shares are not considered present at the Annual Meeting, and they will have no effect on the outcome of the proposal. If you return a signed proxy card but abstain from voting on the proposal, your shares will be considered as present and entitled to vote at the Annual Meeting and on the proposal but will not be voted for any of the options of the proposal, and they will have no effect on the outcome of the proposal.

Stockholder Proposal — The Stockholder Proposal requires the affirmative vote of a majority in voting interest of the Ebix stockholders present in person or by proxy and entitled to vote at the Annual Meeting and on the proposal. Because broker non-votes are not entitled to vote on the proposal because it is considered non-routine, broker non-votes have no effect on the outcome of the proposal. If you fail to vote your shares in person or by proxy, your shares are not considered present at the Annual Meeting, and they will have no effect on the outcome of the proposal. If you return a signed proxy card but abstain from voting on the proposal, your shares will be considered as present and entitled to vote at the Annual Meeting and on the proposal but will not be voted “for” the proposal, and they will have the same effect as votes “against” the proposal.

Q:	What do I need to do now to vote at the Annual Meeting?
A:	Stockholders of record may vote their shares in any of four ways:
•	Submitting a Proxy by Mail: If you choose to submit your proxy by mail, simply mark your proxy, date and sign it and return it in the postage-paid envelope provided;
•	Submitting a Proxy by Telephone: Submit a proxy for your shares by 11:59 p.m., Eastern Daylight Time, on May 23, 2017 by telephone by using the toll-free telephone number provided on your proxy card. Telephone voting is available 24 hours a day;
•	Submitting a Proxy by Internet: Submit your proxy via the internet. The website for internet proxy voting is on your proxy card. Internet proxy voting is also available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time, on May 23, 2017; or
•	Voting in Person: If you were registered as a stockholder on our books on April 18, 2017 or if you have a letter from your broker identifying you as a beneficial owner of our shares as of that date and granting you a legal proxy, you may vote in person by attending the Annual Meeting.

If you submit a proxy by telephone or via the internet, you should not return your proxy card. Instructions on how to submit a proxy by telephone or via the internet are located on the proxy card enclosed with this proxy statement.

Street name holders may submit a proxy by telephone or the internet, if their bank or broker makes these voting methods available, in which case the bank or broker will enclose related instructions with this proxy statement. If you hold your shares through a bank or broker, follow the voting instructions you receive from your bank or broker.

Q:	Can I change my vote or revoke my proxy?
A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before the applicable vote at the Annual Meeting by:
•	Delivering to Computershare Shareowner Services a written notice, bearing a date later than the proxy, stating that you revoke the proxy;
•	Submitting a later-dated proxy relating to the same shares by mail, telephone or the internet prior to the applicable vote at the Annual Meeting; or
•	Attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

You should send any written notice or a new proxy card to: Ebix, Inc. c/o Computershare Shareowner Services, P.O. Box 3550, South Hackensack, NJ 07606-9250, or follow the instructions provided on your proxy card to submit a proxy by telephone or via the internet. You may request a new proxy card by calling Computershare Shareowner Services, Proxy Processing at 1-800-370-1163 (toll-free).

Q:	Will anyone contact me regarding this vote?
A:	We have retained Computershare Shareowner Services to distribute proxy solicitation materials to brokers, banks, and other nominees and to assist in the solicitation of proxies from our stockholders. The fee for this firm’s services is estimated to be $5,000, plus reimbursement for reasonable out-of-pocket costs and expenses.

In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone, letter, facsimile or in person but will not receive any additional compensation for these services. Following the original mailing of the proxy solicitation materials, we will request brokers, custodians, nominees and other record holders to forward copies of the proxy statement and related soliciting materials to beneficial owners for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable expenses.

Q:	Who has paid for this proxy solicitation?
A:	All expenses incurred in connection with the solicitation of proxies, including the printing and mailing of this proxy statement, will be borne by Ebix.
Q:	Where can I find the voting results of the Annual Meeting?
A:	We will announce preliminary voting results at the Annual Meeting and publish final detailed voting results on a Form 8-K, which we expect to file with the SEC within four business days after the Annual Meeting.
Q:	Are there any dissenters’ rights or appraisal rights with respect to any of the proposals described in this proxy statement?
A:	There are no rights of appraisal or similar dissenter’s rights with respect to any matter to be acted upon pursuant to this proxy statement.
Q:	May I propose actions for consideration or nominate individuals to serve as directors at next year’s annual meeting?
A:	You may submit proposals for consideration at future annual stockholder meetings. In order for a stockholder proposal to be considered for inclusion in our proxy materials for the 2018 Annual Meeting of the Company’s Stockholders (the “2018 Annual Meeting”) pursuant to SEC Rule 14a-8, your proposal must be received by our Corporate Secretary no later than December 24, 2017 (unless the meeting date is changed by more than 30 days from May 24, 2018, in which case a proposal must be received a reasonable time before we print proxy materials for the 2018Annual Meeting) and must be submitted in compliance with the rule. Proposals should be directed to our Corporate Secretary, Ebix, Inc., 1 Ebix Way, Johns Creek, Georgia 30097, and should comply with the requirements of Rule 14a-8 and the requirements of our Bylaws.

If our Corporate Secretary receives at the address listed above any stockholder proposal intended to be presented at the 2018 Annual Meeting without inclusion in the proxy statement for the meeting after March 10, 2018 (unless the meeting date is changed by more than 30 days from the anniversary of the Annual Meeting, in which case a proposal must be received a reasonable time before we print proxy materials for the 2018 Annual Meeting), SEC Rule 14a-4(c) provides that the proxies designated by the Board will have discretionary authority to vote on such proposal. The proxies designated by the Board also will have such discretionary authority, notwithstanding the stockholder’s compliance with the deadlines described above, if we advise stockholders in the proxy statement for the meeting about the nature of the matter and how management intends to vote on such matter, and the stockholder does not comply with specified provisions of the SEC’s rules.

In January 2015, the Company amended its Bylaws in a way that changed the procedures by which stockholders may recommend nominees to the Company’s Board of Directors. Section 3.10 of the Amended and Restated Bylaws creates certain advance notice requirements for stockholder nominations of directors at both annual and special meetings. To be timely, a director nomination by a stockholder for an annual meeting must be submitted not less than 90 nor more than 120 days before the anniversary date of the immediately preceding annual meeting. In the case of a nomination at a special meeting, notice of such nomination must be given within 10 days that notice of such meeting was provided or made public. Stockholders who wish to submit nominees for the position of director should submit their nominees in writing by mail to our Corporate Secretary, Ebix, Inc., 1 Ebix Way, Johns Creek, Georgia 30097. Nominations for the 2018 Annual Meeting must be received January 24, 2018 and February 23, 2018.

PROPOSALS

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR
EACH OF PROPOSALS 1 THROUGH 4 BELOW,
FOR EVERY ONE YEAR FOR PROPOSAL 5
AND AGAINST THE STOCKHOLDER PROPOSAL.

PROPOSAL 1 — ELECTION OF DIRECTORS

Proposal

Proposal 1 is the election of eight nominees to the Board. In accordance with our Bylaws, the number of directors constituting the entire Board is fixed between four and eight directors. In accordance with the Director Nomination Agreement, as amended (defined below), the Corporate Governance and Nominating Committee of the Board has recommended all of our current directors be nominated for re-election. If elected, each will hold office until the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified. Information concerning all director nominees appears below.

The Board expects that all of the nominees will, if elected, be available to serve. Except as otherwise provided for in the Director Nomination Agreement, if a nominee should decline re-election or become unable to serve for any reason, votes will be cast for a substitute nominee, if the Board designates any such substitute nominee, or, if no substitute nominee is so designated prior to the election, votes will be cast according to the judgment of the person or persons named in the proxy.

ROBIN RAINA, 50, has been a director at Ebix since 2000 and Chairman of the Board at Ebix since May 2002. Mr. Raina joined Ebix in October 1997 as our Vice President-Professional Services and was promoted to Senior Vice President-Sales and Marketing in February 1998. Mr. Raina was promoted to Executive Vice President, Chief Operating Officer in December 1998. Mr. Raina was appointed President effective August 2, 1999, Chief Executive Officer effective September 23, 1999 and Chairman in May 2002. Mr. Raina holds an industrial engineering degree from Thapar University in Punjab, India.

Areas of Relevant Experience.  Mr. Raina’s strategic direction for the Company and implementation of such direction has proven instrumental for the Company’s turnaround and growth.

HANS U. BENZ, 70, has been a director at Ebix since 2005. From 2001 to 2005 Mr. Benz was President of the holding of the BISON GROUP, a Swiss corporation that develops and implements process-oriented business solution software in Europe. Prior to this position and from 1995 to 2001 he was President of a Swiss banking software development company belonging to the UBS Group. Previously Mr. Benz was with the private bank of Coutts & Co., Zürich as Senior Vice President and was also head of their global IT organization as a part of their larger worldwide NatWest IT organization.

Areas of Relevant Experience.  Mr. Benz’s former business experience extends from wholesale and retail industry to the Swiss private insurance industry as founding partner in a national data center. He has extensive experience in the software ERP and finance sectors, international marketing, strategic planning, IT planning, executive compensation, and defining strategic vision.

PAVAN BHALLA, 54, has been a director since June 2004. He is currently the Executive Vice President — Global Service Operations for Aon Hewitt, and is based in Atlanta, Georgia. He has held this position since March 2015. Previously and since September 2011, Mr. Bhalla was Executive Vice President and India Managing Director at Aon Hewitt. Prior to this role, he was the Executive Vice President, Chief Financial Officer and Treasurer of Harris Interactive Inc., a position he held since October 2010. Prior to that, Mr. Bhalla served as Vice President for Hewitt Associates, and had been in this role since August 2006. Prior to his recent roles at Hewitt Associates and Harris Interactive, Mr. Bhalla served as the Senior Vice President-Finance of MCI Inc., a global telecommunications company, and supervised the financial management of MCI’s domestic business units. Prior to joining MCI in August 2003, Mr. Bhalla spent more than seven years with BellSouth Corporation, a telecommunications company, serving in a variety of executive positions, including Chief Financial Officer of BellSouth Long Distance from 1999 to 2002 and Corporate Controller of BellSouth Cellular Corp. from 1997 to 1999. Mr. Bhalla holds a master’s degree in business administration from the University of Chicago’s Booth School of Business.

Areas of Relevant Experience.  Mr. Bhalla has extensive hands-on relevant experience in corporate finance and international business transactions. His extensive accounting and financial background qualifies him as an audit committee financial expert under applicable SEC and the NASDAQ Stock Market Marketplace Rules (the “NASDAQ Marketplace Rules”).

NEIL D. ECKERT, 54, has been a director since 2005. Until April 2005, he served as Chief Executive Office of Brit and had been such since 1999. In 1995, he co-founded Brit as a listed investment trust company. In 2005, Mr. Eckert founded Climate Exchange PLC and was Chief Executive Officer until 2010 when the company was sold to InterContinental Exchange Inc. Mr. Eckert is Chairman of Micro Power Ltd, a business that specializes in developing and investing in small-scale alternative energy projects and technologies. He is a director of Evofem Inc. and is Non-Executive Chairman of Design Technology and Innovation Limited, a patenting and intellectual property company. He also served as a Non-Executive Director of Arthur J Gallagher (UK) Ltd until September 2015.

Areas of Relevant Experience.  Mr. Eckert has an extensive background with experience of operating as the CEO of two different public companies and has executive experience in strategic planning, hands-on understanding of insurance industry, sales and marketing, corporate finance, executive compensation and international matters.

GEORGE W. HEBARD III, 44, has been a director since March 2015. Mr. Hebard was nominated pursuant to the Director Nomination Agreement. Mr. Hebard has served as a Managing Director of Barington Capital Group, a New York investment firm, since January 2014. Mr. Hebard also serves as Interim Principal Executive Officer and Interim Chief Operating Officer of Enzon Pharmaceuticals, Inc., a position he held as an employee from May 2012 to December 2013 and as a consultant since January 2014. From September 2011 to April 2012, Mr. Hebard was a Managing Director at Icahn Capital LP, the entity through which Carl C. Icahn manages investment funds. Prior to joining Icahn Capital, from January 2005 to September 2011, Mr. Hebard served as a Managing Director at Blue Harbour Group, an investment firm in Greenwich, Connecticut. Prior to Blue Harbour Group, Mr. Hebard served as a Managing Director at Ranger Partners from April 2002 to December 2003, and prior to Ranger Partners, Mr. Hebard was an Associate at Icahn Associates Corp. from August 1998 to April 2002. Mr. Hebard has been a director of Turning Point Brands, Inc. since May 2014. Mr. Hebard was also a director of Enzon Pharmaceuticals, Inc. (NASDAQ: ENZN) from February 2012 to November 2013. He has an MBA from INSEAD and an A.B. in Economics from Princeton University.

Areas of Relevant Experience.  Mr. Hebard has extensive experience in managing companies with respect to their investments, capital structure, organization restructuring and governance.

ROLF HERTER, 53, has been a director since 2005. Mr. Herter is the managing partner of Streichenberg, Attorneys at Law in Zurich, Switzerland. Streichenberg is a mid-sized commercial law firm, and Mr. Herter has been managing partner since 2004. Mr. Herter’s practice consists, among others, of representation for information technology companies, both private and publicly held. He has served on the board of directors of several companies and is currently serving as a member of the board of directors of IC Company’s Switzerland AG and Roccam Rocca Asset Management AG. He also serves as a supervisor of investments for several Swiss and German companies. Mr. Herter’s law firm, Streichenberg, represents and Mr. Herter is a director of, the Rennes Foundation, a holder of 10.9% of Ebix’s outstanding common stock.

Areas of Relevant Experience.  Mr. Herter has extensive experience in the legal sector with expertise in managing multiple companies in terms of investments, capital structure, organization restructuring and governance, and with an expertise in European affairs.

HANS UELI KELLER, 64, has been a director since 2004. Mr. Keller has spent over 20 years with Zurich-based Credit Suisse, a global financial services company, serving as Executive Board Member from 1997 to 2000, head of retail banking from 1993 to 1996, and head of marketing from 1985 to 1992. He is presently also serving as Chairman of the Board of Engel & Voelkers Commercial, Switzerland, a commercial real estate broker company. He serves as chairman of the board of Helvetica Property Investors AF, Zurich, a real estate management company.

Areas of Relevant Experience.  Mr. Keller has extensive executive experience in sales and marketing, corporate finance, strategic planning, executive compensation, and international distribution.

JOSEPH R. WRIGHT, JR., 78, has been a director since January 2015. Mr. Wright was nominated pursuant to the Director Nomination Agreement. Mr. Wright serves as Chairman of Tempus Applied Solutions Holding, Inc., Senior Advisor to the Chart Group and Comvest Group and Chairman of the Investment Committee of ClearSky Fund. Mr. Wright is currently on the Boards of Cowen Group Inc., Adayana and Priority Holdings. Previously, he served as Chairman of Intelsat, CEO of PanAmSat, Chairman of GRC International, Executive Chairman of MTN Satellite Communications and CEO of Scientific Games Corporation, all who provided communication and other services to governments around the world. He was also Co-Chairman of Baker & Taylor Holdings and EVP/Vice Chairman of W.R. Grace & Company and Senior Advisor of Providence Equity LLC. In the 1980s, he served as Deputy Director and Director of the United States Office of Management and Budget under President Ronald Reagan, serving in the Cabinet and Executive Office of the President from 1982 to 1989. From 1981 to 1982, he served as Deputy Secretary of the United States Department of Commerce and later on the President’s Export Council as Chairman of the Export Control Subcommittee. He also served on President Obama’s Defense Business Board.

Areas of Relevant Experience.  Mr. Wright has extensive experience in leading businesses, having served as the Chief Executive Officer, Chairman or as a board member of numerous companies, as well as extensive commercial and governmental experience.

The Board unanimously recommends that stockholders vote FOR the election of each of its nominees for director named above.

PROPOSAL 2 — AMENDMENT TO CERTIFICATE OF INCORPORATION

Proposal

Our Certificate of Incorporation currently authorizes the issuance of 60,000,000 shares of common stock, par value $0.10. As of the Record Date [31,524,369] shares of common stock were outstanding and [5,461,471] additional shares reserved for issuance under our employee compensation plans.

Description of the Amendment

Our Board of Directors unanimously approved an amendment to Article IV of the Certificate of Incorporation (the “Amendment”), subject to stockholder approval, to increase the number of shares of common stock authorized for issuance under the Certificate of Incorporation from 60,000,000 to a total of 120,000,000 shares. A copy of the Amendment increasing authorized common stock is attached to this proxy statement as Annex A. The information in this proxy statement is qualified in its entirety by the complete text of the Amendment.

If the Amendment is approved by a majority of our outstanding shares of common stock, it will become effective upon its filing with the Secretary of State of the State of Delaware. The Company expects to file the Amendment with the Secretary of State of the State of Delaware very shortly after its approval by stockholders. The authorized but unissued shares of common stock would be available for issuance from time to time for such purposes and for such consideration as the Board of Directors may determine to be appropriate without further action by the stockholders, except for those instances in which applicable law or stock exchange rules require stockholder approval. The additional shares of authorized common stock, when issued, would have the same rights and privileges as the shares of common stock currently issued and outstanding.

Purposes of the Amendment

In 2016, the Board announced a three-for-one forward split (the “Stock Split”) to stockholders of record on July 15, 2016, contingent upon stockholder approval of an amendment to the Certificate of Incorporation to increase the number of authorized shares. At that time, there were not enough authorized shares of common stock to complete the stock split, so the Company planned to hold a special meeting to approve the Amendment. However, on June 15, 2016, Ebix announced that it was postponing its proposed three-for-one stock split in light of its proposed acquisition of Patriot National, Inc. On November 6, 2016, Ebix terminated its discussions regarding the potential acquisition of Patriot National. While the Board does not have any current plans to re-propose the three-for-one forward stock split, the Company would like to be in a position to reconsider that option without being required to hold a special stockholders’ meeting.

Other purposes for which additional shares of common stock which may be used by us include: (i) to establish additional employee compensation plans or to increase the shares available under current plans, (ii) for issuance in connection with future financing activities of the Company, including public and private offerings of the common stock or upon conversion of other equity or debt securities, (iii) for issuance in connection with future corporate acquisitions, (iv) to grant a stock dividend or (v) other corporate purposes.

If approved by the stockholders, upon the effective date of the Amendment, we will have approximately [83,014,160] shares of common stock authorized and available for future issuance. The Board of Directors has no immediate plans, understandings, agreements or commitments to issue additional shares of common stock for any purposes.

The Board of Directors believes that the increase in the number of authorized shares of common stock will make a sufficient number of shares available, should we decide to use our shares for one or more of such previously mentioned purposes or otherwise. We reserve the right to seek a further increase in authorized shares from time to time in the future as considered appropriate by the Board of Directors.

Potential Effects of the Amendment

Upon filing the Amendment, the Board of Directors may cause the issuance of additional shares of common stock without further vote of our stockholders, except as provided under the Delaware General Corporation Law (or any national securities exchange on which shares of our common stock are then listed or traded). Under our Certificate of Incorporation, our stockholders do not have preemptive rights to subscribe to additional securities which may be issued by the Company, which means that current stockholders do not have a prior right to purchase any new issue of our capital stock in order to maintain their proportionate ownership of common stock. In addition, if the Board of Directors elects to issue additional shares of common stock, such issuance could have a dilutive effect on the earnings per share, voting power and holdings of current stockholders.

In addition to the corporate purposes discussed above, the Amendment could, under certain circumstances, have an antitakeover effect, although this is not the intent of the Board of Directors. For example, the existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

No Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights with respect to the Amendment.

The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting will be necessary for the approval of the Amendment.

The Board of Directors unanimously recommends that stockholders vote FOR the adoption of the Amendment to the Certificate of Incorporation to increase the number of authorized shares of our common stock from 60 million to 120 million.

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal

Based on the recommendation of our Audit Committee, we have retained Cherry Bekaert LLP (“CB”) as our independent registered public accounting firm for the fiscal year ending December 31, 2017. CB has served as our independent registered public accounting firm since December 2008.

Although our Bylaws do not require that the stockholders ratify the appointment of CB as our independent registered public accounting firm, we are submitting the appointment of CB to the stockholders for ratification as a matter of good corporate governance. If our stockholders do not ratify the appointment, the Board and the Audit Committee will reconsider whether or not to retain CB. Even if the appointment is ratified, the Board and the Audit Committee, in their discretion, may change the appointment at any time during the year if they determine that such a change would be in the best interests of Ebix and its stockholders.

A representative of CB is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions.

The Board unanimously recommends that the stockholders vote FOR ratification of the appointment of Cherry Bekaert LLP as our independent registered public accounting firm for 2017.

Fees Paid to Our Independent Registered Public Accounting Firm

CB served as our independent registered public accounting firm for the years ended December 31, 2016 and 2015.

The following table sets forth fees for all professional services rendered by CB for the audit of our financial statements for 2016 and 2015 and fees billed for other services rendered by CB:

Services Rendered by Cherry Bekaert LLP	2016	2015
Audit Fees(1)	$585,000	$548,100
Audit Related Fees(2)	$39,436	$87,231
Tax Fees	$65,000	$27,269
All Other Fees(3)	$—	$2,208

(1)	Includes fees for the audit of our annual financial statements included in our Form 10-K and reviews of the financial statements in our Forms 10-Q, but excluding audit-related fees.
(2)	Includes fees associated with the review of valuation reports associated with business acquisition and audits of the Company’s 401(k) plans, and related out-of-pocket expenses incurred by the auditors.
(3)	Includes fees related to the audit of the financial statements and the Company’s purchase accounting for certain acquired businesses.

Audit and Non-Audit Services Pre-Approval Policy

Consistent with SEC policies regarding auditor independence, our Audit Committee has the responsibility to appoint, set compensation and oversee the work of our independent auditor. In recognition of this responsibility, the Audit Committee has established a policy that requires it to pre-approve all audit and permitted non-audit services performed by our independent registered public accounting firm. Pre-approval is generally detailed as to the particular service or category of services and is subject to a specified budget. Management is required to seek pre-approval of services that will exceed the budget or for services that are not detailed in an existing pre-approval. The Chair of the Audit Committee has been delegated the authority to pre-approve certain services between regularly scheduled meetings, with ratification by the Audit Committee at the next regularly scheduled meeting. Management reports quarterly to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval and the fees for the services performed to date. All services performed by CB during fiscal years 2016 and 2015 were approved in accordance with this policy.

PROPOSAL 4 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Proposal

Proposal 4 is to approve the compensation of our named executive officers disclosed pursuant to the SEC’s compensation disclosure rules, including the compensation discussion and analysis, compensation tables and narrative discussion. As described more fully in the Compensation Discussion and Analysis (the “CD&A”) section of this proxy statement, the compensation package of the Company’s named executive officers (as identified in the Executive Compensation section of this proxy statement under the heading “Compensation Discussion and Analysis — Named Executive Officers”) is designed to act as both an incentive for superior performance and as an inducement to attract and retain highly qualified senior executives, while at the same time mitigating against excessive risk. The Company’s executive compensation program promotes a performance-based culture and aligns the interests of stockholders and executives through variable, at-risk compensation. The program is also designed to attract and retain highly talented executives who are critical to the successful implementation of the Company’s strategic plan. A significant portion of an executive officer’s overall compensation is performance-based, in that it is dependent upon the achievement of pre-determined corporate and/or personal performance goals and strategic objectives. Stockholders are encouraged to read the CD&A, which discusses in detail how our compensation policies and procedures implement our compensation philosophy.

The say-on-pay vote gives stockholders the opportunity to endorse or not endorse our executive compensation program by voting for or against the following resolution:

“RESOLVED, that the stockholders of Ebix approve, on an advisory basis, the compensation of the named executive officers of the Company, as disclosed in the Compensation Discussion and Analysis and the tabular and narrative disclosures contained in the Company’s proxy statement for the 2017 Annual Meeting of Stockholders.”

The Board urges stockholders to endorse the executive compensation program by voting in favor of this resolution. This advisory vote is non-binding, meaning that our Board will not be obligated to take any compensation actions or adjust our executive compensation in response to the vote. Although the say-on-pay vote is non-binding, the Board and the Compensation Committee will review the voting results and will consider the vote, as well as other communications from stockholders relating to our compensation practices and take them into account in future determinations concerning our executive compensation program. To the extent there is a significant vote against the compensation of our named executive officers, we would expect to communicate with our stockholders to better understand the concerns that influenced that vote. The Board and Compensation Committee would consider constructive feedback obtained through this process in making future determinations concerning our executive compensation.

The Board unanimously recommends that the stockholders vote FOR the approval, on an advisory basis, of the compensation paid to our named executive officers as described in the sections of this proxy statement entitled “Compensation Discussion and Analysis” and “Executive Compensation.”

PROPOSAL 5 — ADVISORY VOTE ON THE FREQUENCY OF THE VOTE ON
EXECUTIVE COMPENSATION

As provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act” or the “Act”), the Company submitted to a nonbinding vote of its stockholders at its 2011 Annual Meeting of Stockholders whether a nonbinding vote of stockholders as to the compensation paid its named executive officers (the so-called “say-on-pay” vote) should be held every one, two or three years (the “frequency vote”). The Company recommended, and the stockholders agreed, that the say-on-pay vote should be held annually. Thereafter, our Board confirmed the stockholders’ recommendations.

The Dodd-Frank Act requires that the stockholders vote on the frequency of the say-on-pay vote at least every six years. The advisory votes on executive compensation encourage transparency and accountability and the Company supports these provisions of the Dodd-Frank Act. The frequency vote allows for stockholders to express a preference for whether a vote on executive compensation should be held every one, two, or three years. We believe that, given the purpose of promoting transparency and accountability of management, stockholders should be provided with an annual opportunity to express their opinion on executive compensation, and for management to hear stockholders’ feedback. Therefore, the Board of Directors recommends that the vote on executive compensation continue to be taken every year.

The enclosed proxy card gives you four choices: you can choose whether the frequency vote should be conducted every ONE YEAR, every TWO YEARS or every THREE YEARS, or you can ABSTAIN. The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. The Board will take the results of the vote into account when deciding when to call for the next advisory vote on executive compensation. However, because this vote is advisory and not binding on the Board of Directors in any way, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by the Company’s stockholders.

The Board of Directors recommends that stockholders vote for a frequency of “ONE YEAR” for future non-binding stockholder votes on compensation of our named executive officers.

STOCKHOLDER PROPOSAL CONCERNING THE ELECTION OF
DIRECTORS BY MAJORITY VOTE

The California State Teachers’ Retirement System (“CALSTRS”), 100 Waterfront Place, MS-04, West Sacramento, California 95605-2807, beneficial owner of 52,573 shares of the Company’s common stock, submitted the following proposal, which will be submitted to a vote at the Annual Meeting if properly presented:

BE IT RESOLVED:

That the shareholders of Ebix, Inc. hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation and/or bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

SUPPORTING STATEMENT:

In order to provide shareholders a meaningful role in director elections, the Company’s current director election standard should be changed from a plurality vote standard to a majority vote standard. The majority vote standard is the most appropriate voting standard for director elections where only board nominated candidates are on the ballot, and it will establish a challenging vote standard for board nominees to improve the performance of individual directors and entire boards. Under the Company’s current voting system, a nominee for the board can be elected with as little as a single affirmative vote, because “withheld” votes have no legal effect. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be re-elected and continue to serve as a representative for the shareholders.

In response to strong shareholder support a substantial number of the nation’s leading companies have adopted a majority vote standard in company bylaws or articles of incorporation. In fact, more than 94% of the companies in the S&P 500 have adopted majority voting for uncontested elections. We believe the Company needs to join the growing list of companies that have already adopted this standard.

CalSTRS is a long-term shareholder of the Company and we believe that accountability is of upmost importance. We believe the plurality vote standard currently in place at the Company completely disenfranchises shareholders and makes the shareholder’s role in director elections meaningless. Majority voting in director elections will empower shareholders with the ability to remove poorly performing directors and increase the directors’ accountability to the owners of the Company, its shareholders. In addition, those directors who receive the majority support from shareholders will know they have the backing of the very shareholders they represent. We therefore ask you to join us in requesting that the Board of directors promptly adopt the majority vote standard for director elections.

Please vote FOR this proposal.

Statement of the Board of Directors Regarding Stockholder Proposal

The Board has considered the stockholder proposal set forth above relating to a majority vote for uncontested director elections and believes that this proposal is not in the best interest of stockholders and recommends stockholders vote against the proposal.

Plurality voting for directors is an accepted voting standard.  We currently elect our directors each year by a plurality voting standard. Under plurality voting, which is the default standard under Delaware law, nominees who receive the most affirmative votes are elected to the board.

The plurality voting standard yields a voting result that is certain and delivers election results in a simple, efficient and transparent manner. Plurality voting avoids the destabilizing risk of “failed elections” in which one or more director nominees fail to receive a majority of the votes cast that is required for election, and ensures that all open positions are filled at each election. Further, the rules governing plurality voting are clear and straightforward. Moving to a majority vote standard could jeopardize the simplicity, certainty and efficiency of the current plurality system. Our plurality voting standard offers all of these benefits while still providing stockholders with meaningful opportunities for participation and a significant means of expressing dissatisfaction through a withheld vote and the ability of stockholders to nominate new directors. Furthermore, our plurality voting standard has historically been effective in electing strong, independent directors to our board.

To our knowledge, majority voting would not have changed the outcome of any election of directors by Ebix, Inc. stockholders.  The plurality standard has served us well for many years. In fact, we are not aware of any instance in which plurality voting prevented our stockholders from either electing the directors they wanted to elect or demonstrating their dissatisfaction with any particular director or the Board as a whole. Since 2009, every director nominee has received the affirmative vote of more than 68% of the shares voted at the annual meeting of stockholders, and the average affirmative vote over that period was in excess of 92%. As a result, this proposal would have had no impact on the outcomes of our director elections during the past eight years. Given that director nominees consistently are elected by high margins, concerns asserted in the proposal that directors may be elected with one vote are unfounded.

A majority voting standard has a number of disadvantages.  The Board believes that the majority voting standard contemplated by the proposal has a number of disadvantages, as summarized below.

Uncertainty of outcome.  The proposal does not address what would occur if a director candidate does not receive the requisite majority vote. The proposal does not address how or when we would fill any vacancy resulting from a resignation of a director who did not receive the requisite majority vote or take into account that such vacancies could be disruptive and could interfere with the functioning of the Board. Further, we may face multiple resignations or vacancies, which might result in a failure by the Company to meet NASDAQ, listing requirements relating to the independence and financial literacy of directors or SEC requirements relating to audit committee financial experts. Our current voting and corporate governance structure, under which stockholders may still express dissatisfaction with the Board by withholding votes for certain directors or proposing nominees, allows us to maintain a stable Board while evaluating an appropriate response to stockholder dissatisfaction. Consideration of all relevant factors on a case-by-case basis, rather than the uncertainty and potential disruption and regulatory noncompliance that would result from the implementation of a majority voting standard, gives the Board flexibility and enables it to avoid undesirable and disruptive governance consequences or potential noncompliance with regulatory requirements.

Failed Elections Will Force the Board to Fill Vacancies Without Stockholder Input.  If there is a failed election, our Board of Directors must fill the vacancy without any further stockholder vote. Stockholders would have no greater assurance that the person selected to fill the vacancy would be any more satisfactory than the person who failed to receive the majority vote. Under the current plurality voting standard, stockholders have the ability to express disapproval of corporate policies, strategy or director candidates through the use of withhold votes. The use of withhold votes, as opposed to implementation of majority voting, provides the Board of Directors with flexibility in appropriately responding to stockholder dissatisfaction without concern for potential corporate governance implications arising from a failed election.

Increased costs associated with routine elections.  Another consequence of the proposal may be to unnecessarily increase the cost of soliciting stockholder votes. Selecting and vetting a director candidate is a long and expensive process. The process is made even more complex and expensive due to standards of director independence required by NASDAQ and other listing exchanges. The destabilizing effect of adopting majority voting would likely result in an increase in these costs. In addition, implementation of this proposal could provide special interest stockholder groups with the power to promote “vote-no” campaigns against the election of one or more of the Board’s director nominees, forcing Ebix, Inc. to employ a proactive telephone solicitation, a second mailing or other vote-getting strategies to obtain the required votes. The result may be increased spending for routine elections, which is not the best expenditure of our funds.

The qualifications of and the performance by directors are not affected by new voting standard.  Finally, the Board believes that the quality of our directors has a far greater impact on our governance than the voting standard used to elect them. Our current procedures for nominating directors include a rigorous evaluation process. The Nominating Committee of our Board and the Board thoroughly evaluate each nominee’s skills, experience and independence. This review process ensures that the Company is governed and managed with the highest standards of responsibility, ethics and integrity coupled with a commitment to the Company’s long-term success and affirms our commitment to strong corporate governance policies and practices.

The Board is fully committed to strong corporate governance and the Board will exercise its fiduciary duties to act in the best interests of stockholders, no matter what standard applies to elections. The Board is concerned about the implications of holdover directors and vacancies, as well as the independence of the Board and its committees, if the plurality standard set forth under the Delaware Business Corporation Act is abandoned in favor of a majority vote standard. The Board does not believe this proposal would increase accountability given the fiduciary duties to which each director is already subject under Delaware law. Our Board has carefully considered the pros and cons of the issue, and believes that majority voting is not in the best interests of the Company or our stockholders. Therefore, the Board recommends that the stockholders vote “AGAINST” this Proposal.

The Board of Directors recommends that stockholders vote “AGAINST” the stockholder proposal on the election of directors by a majority vote.

INFORMATION CONCERNING THE BOARD OF DIRECTORS, EXECUTIVE OFFICERS AND
THE CORPORATE GOVERNANCE OF THE COMPANY

Generally

Our business is managed by the Company’s employees under the direction and oversight of the Board. Except for Mr. Raina, none of our current directors is an employee of the Company. We keep directors informed of our business through discussions with management, materials we provide to them, visits to our offices and facilities and their participation in Board and Board committee meetings.

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. Members of each of these committees are nominated by the Corporate Governance and Nominating Committee (the “Corporate Governance Committee”) and are appointed annually at the meeting of the Board held following each annual meeting of stockholders. Each of these committees is composed entirely of independent, non-management directors and operates under a charter approved by the Board which sets out the purposes and responsibilities of each committee. These committees annually review and, as appropriate, seek revisions of their charters to reflect, among other things, changing regulatory developments. All three of these charters are available for review at our website at www.ebix.com. The principal responsibilities of these committees are described below.

Our Board carefully follows the corporate governance requirements of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act, the rules adopted thereunder by the SEC and the NASDAQ Marketplace Rules. Our Board has established Corporate Governance Guidelines, which address, among other things, the Board’s composition, qualifications and responsibilities, director education and stockholder communication with directors. These guidelines are reviewed annually and amended as necessary or appropriate in response to changing regulatory requirements and evolving best practices.

Director Independence

Under our Corporate Governance Guidelines, we require that a majority of the Board consist of independent, non-management directors, who also meet the criteria for independence required by the NASDAQ Marketplace Rules. Under such rules, a director is independent if he or she does not have a material relationship with the Company. Our Board annually evaluates each member’s independent status.

The Board has determined that, as of January 1, 2016, the following seven of the Company’s directors are independent under the NASDAQ Marketplace Rules: Messrs. Benz, Bhalla, Eckert, Hebard, Herter, Keller and Wright. Mr. Raina, as a management director, participates in the Board’s activities and provides valuable insight and advice.

Non-management directors have access to individual members of management or to other employees of the Company on a confidential basis. Directors also have access to Company records and files and directors may contact other directors without informing Company management of the purpose or even the fact of such contact.

It is the Company’s policy that directors should attend each meeting of the Board of Directors and each meeting of the committees on which they serve. During 2016 the Company’s full Board of Directors met five times, with one of the meetings being in person and four of the meetings being conducted over telephonic conference calls. Each member of the Board of Directors attended at least 75% of the regular meetings of the Board and the Board committees on which the director served and for which they were eligible to participate. In addition to participation at Board and committee meetings, our directors discharge their responsibilities throughout the year through personal meetings and other communications, including considerable telephone contact with the Chairman and Chief Executive Officer and sometimes with other pertinent members of management regarding matters of interest and concern to the Company. The Company invites, but does not require its directors to attend the annual stockholders meeting. The Company has an international Board of Directors which makes attendance at the annual meeting more difficult. One director attended the 2016 Annual Meeting.

Audit Committee

The Audit Committee’s principal responsibility is to assist the Board in its general oversight of the Company’s financial reporting, internal controls, ethics compliance and audit functions. This committee is directly responsible for the appointment, compensation and oversight of the work of the Company’s independent public accounting firm, reviews the annual financial results and the annual audit of the Company’s financial statements and approves the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K.

The Audit Committee assists the Board in monitoring: (a) the integrity of our financial statements, (b) the effectiveness of our internal control over financial reporting, (c) the effectiveness of our disclosure controls, (d) the qualifications and independence of our independent registered public accounting firm, (e) the performance of our independent registered public accounting firm, and (f) our compliance with legal and regulatory requirements. The Audit Committee is also responsible for oversight of the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. The Audit Committee’s charter provides that the Audit Committee review and approve related party transactions and conflicts of interest questions between Board members or senior management, on the one hand, and the Company, on the other hand (as defined and required by applicable securities laws, rules and regulations and the rules of the NASDAQ). The Audit Committee is also responsible for reviewing and monitoring compliance with the Company’s Code of Ethics for Senior Financial Officers. In addition, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, financial reporting, internal accounting controls or auditing matters and the confidential and anonymous submission by Company employees of concerns regarding accounting and auditing matters.

In discharging this responsibility, the Audit Committee, among other things, holds the authority to approve or remove the independent registered public accounting firm and to pre-approve the audit and any non-audit service to be provided by the auditors and reviews the results and scope of the annual audit performed by the auditors. The Audit Committee has three members, who currently are Messrs. Bhalla (Chairman), Benz and Keller. After reviewing the qualifications of the current members of the Audit Committee, and any relationships they may have with the Company that might affect their independence from the Company, our Board has determined that: (1) all current members of the Audit Committee are “independent” as that concept is defined in Section 10A of the Securities Exchange Act of 1934, (2) all current members of the Audit Committee are “independent” as that concept is defined in the NASDAQ listing standards, (3) all current members of the Audit Committee are financially literate, and (4) Mr. Bhalla qualifies as an “audit committee financial expert” as defined under SEC rules promulgated under the Sarbanes-Oxley Act of 2002. The Audit Committee met five times during 2016.

Compensation Committee

The principal responsibilities of the Compensation Committee are to: (a) review and make recommendations to the Board concerning the compensation of the named executive officers of the Company, (b) provide input and make recommendations to the Board regarding the general compensation goals, guidelines, and policies for the Company’s employees, (c) administer the Company’s equity incentive programs and awards under such programs, and (d) consider and make recommendations with respect to the Company’s existing and proposed compensation and bonus plans, including the adoption of new equity incentive plans or other executive compensation programs. The Compensation Committee also is responsible for a review and recommendation to the Board as to the compensation and benefits to be paid to non-employee directors.

The Compensation Committee is responsible for periodically reviewing our incentive compensation arrangements to confirm that the design of incentive pay does not encourage unnecessary risk-taking. The Compensation Committee also reviews the Compensation Discussion and Analysis contained in our proxy statement and prepares a report for inclusion in our proxy statement. The Compensation Committee currently consists of Messrs. Keller (Chairman) and Benz. The Compensation Committee met one time during 2016. The Compensation Committee does not delegate its authority to management.

Corporate Governance and Nominating Committee

The Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance and oversight, including reviewing and monitoring implementation of our Corporate Governance Guidelines. It oversees the identification and evaluation of director candidates, consistent with the criteria approved by the Board, and it makes recommendations to the Board with respect to director nominees, membership on the Board committees, and the appointment of committee chairs. The Corporate Governance Committee also prepares and supervises the Board’s annual review of director independence and the Board’s performance self-evaluation. In addition, the Corporate Governance Committee considers matters of corporate governance generally and it annually evaluates our Corporate Governance Guidelines, making any recommendations or changes that it deems appropriate to the Board for its consideration. To the extent that we receive any stockholder proposals that relate to corporate governance matters, the Corporate Governance Committee is responsible for reviewing such proposals and making recommendations to the Board. The Corporate Governance Committee currently consists of Messrs. Eckert (Chairman) and Herter. The Corporate Governance Committee did not meet in 2016. See “Director Qualifications” and “Our Director Nominations Process” below.

Director Qualifications

The Board seeks members from diverse personal and professional backgrounds and who combine a broad spectrum of experience and expertise. At a minimum, directors should also have an inquisitive and objective perspective, practical wisdom and mature judgment. Directors should also possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interest of the stockholders. While the Company’s Corporate Governance Guidelines do not prescribe specific diversity standards, as a matter of practice, our Corporate Governance Committee takes into account the personal characteristics (e.g., gender, ethnicity and age) and experience (e.g., industry, professional and public service) of current and prospective directors to facilitate Board deliberations that reflect a broad range of perspectives.

In evaluating a director candidate, it is preferable that candidates possess a considerable amount of business management (such as experience as a chief executive officer or chief financial officer) and educational experience. However, the Corporate Governance Committee also considers other factors that are in the best interests of the Company and its stockholders, including: (a) the knowledge, experience, candor, integrity and judgment of each candidate, (b) the alignment of the candidates’ knowledge and experience, both individually and as a group, with the needs of the business, (c) the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which the Board desires to have represented, (d) each candidate’s ability to devote sufficient time and effort to his or her duties as a director, (e) independence and willingness to consider all strategic proposals, and (f) any other criteria established by the Board and any core competencies or technical expertise necessary to staff Board committees.

In addition, the Corporate Governance Committee assesses whether a candidate possesses the integrity, judgment, knowledge, experience, skills, and expertise that are likely to enhance the Board’s ability to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties. The Corporate Governance Committee and the Board as a whole believe that diversity, including gender, race and national origin, education, professional experience, and differences of viewpoints and skills is an important consideration when screening and evaluating candidates for nomination to the Board. The Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees and continuing directors.

The Corporate Governance Committee believes that it is important that the Board members have complementary skills that together can best guide the Company to a successful future. In considering whether the nominees meet the requirements necessary to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Corporate Governance Committee and the Board focused on the information provided in the directors’ individual biographies set forth above, as well as their personal knowledge and experience in having worked with one another as members of the Board. Each nominee brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas. Certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole are also described under “Proposal 1 —  Election of Directors.”

The information provided in Proposal 1 presents information as of the date of this proxy statement about each director nominee. The information presented includes the name of each of the nominees, along with his or her age, all positions held with the Company, term of office as a director, principal occupations or employment for the past five years or more, involvement in certain legal proceedings, if applicable, and the name of all other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition, the information presented also includes a description of the specific experience, qualifications, attributes and skills of each nominee and continuing director that led our Corporate Governance Committee to conclude that he or she should serve as a director of the Company for the ensuing term.

Director Nomination Agreement

On November 26, 2014, we entered into a Director Nomination Agreement, by and among the Company, Barington Companies Equity Partners, L.P., Barington Companies Investors, LLC (together with Barington Companies Equity Partners, L.P., “Barington”), Ancora Advisors, LLC (together with Barington, the “Barington Group”), James A. Mitarotonda and Joseph R. Wright, Jr. (the “Director Nomination Agreement”). Pursuant to the Director Nomination Agreement, the Board expanded the size of the Board by two directorships to eight directors, and nominated James A. Mitarotonda and Joseph R. Wright, Jr. (the “New Nominees”), as well as all of the incumbent directors, for election at the 2014 Annual Meeting. On March 23, 2015, the Director Nomination Agreement was amended to accept the resignation of Mr. Mitarotonda from the Board and to appoint Mr. George W. Hebard III as a new director and to provide that Mr. Hebard become a New Nominee under the Director Nomination Agreement. The Director Nomination Agreement, as amended, also provides, among other things, that:

•	The Board and the Corporate Governance Committee agreed to consider the New Nominees for inclusion on committees of the Board, in good faith and in a manner consistent with other members of the Board in accordance with past practice:
•	During the Standstill Period (defined below), if either New Nominee is unable to serve (or to continue to serve) as a director of the Company as a result of such person’s death, incapacity or an impediment resulting from events or circumstances outside of his control, then Barington shall be entitled to designate a replacement New Nominee so long as such replacement is reasonably acceptable to the Board and the Corporate Governance Committee;
•	Through the Standstill Period, the Barington Group and its affiliates are prohibited from taking certain actions, customarily restricted by an agreement of this kind, including soliciting proxies or written consents of stockholders, presenting proposals for action by stockholders, commencing legal action against the Company or certain of its representatives or launching a tender offer for shares of the Company; and
•	Through the Standstill Period, the Barington Group must vote all of its Company common stock for the Company’s nominees to the Board and according to the Board’s recommendations on any other routine matters, such as ratification of auditors and the advisory vote on executive compensation.

With respect to the Director Nomination Agreement, as amended, the “Standstill Period” means the period from the effective date of the Director Nomination Agreement until 90 days before the date of the Company’s 2015 Annual Meeting or, if earlier, 10 days before any advance notice deadline for making director nominations at the 2015 Annual Meeting; provided, that the Standstill Period will be extended each year through the annual meeting of stockholders of the Company to be held in 2018 for so long as the Company recommends (or has notified Barington in writing of its commitment to recommend) that its stockholders vote for the re-election of the New Nominees at the next annual meeting of stockholders (regardless of whether the New Nominees agree to stand for re-election) and supports the New Nominees for election in no less rigorously and favorably a manner than it supports all of its other nominees. The Board and the Corporate Governance Committee have nominated and are supporting the New Nominees at the 2017 Annual Meeting, thus the standstill is extended at least another year.

Our Director Nominations Process

The Board is responsible for selecting director candidates. The Board has delegated the process to the Corporate Governance Committee. Notwithstanding the requirements set forth in the Director Nomination Agreement, the Corporate Governance Committee identifies individuals qualified to become Board members and recommends such individuals to the Board for its consideration. While the Corporate Governance Committee has the authority to retain a third party to assist in the nomination process, it has not done so to date.

Directors may also be nominated by our stockholders. Eligible stockholders may nominate a candidate for election to the Board. Those stockholders who wish to submit nominees for election at an annual or special meeting of stockholders should follow the procedure generally described in Stockholder Proposals on page [40] of this proxy statement. The Board applies the same standards in considering candidates submitted by stockholders as it does in evaluating candidates submitted by members of the Board. The Board does not have a separate policy with regard to the consideration of candidates recommended by stockholders other than the procedures generally described in Stockholder Proposals in this proxy statement.

Board Committee Membership and Meetings

The following table lists our three board committees, the directors who served on them as of the end of 2016 and the number of committee meetings held in 2016.

Name	Audit	Compensation	Corporate Governance and Nominating
Mr. Bhalla	C
Mr. Benz	•	•
Mr. Eckert			C
Mr. Herter			•
Mr. Keller	•	C
Mr. Raina
Mr. Wright
Mr. Hebard
2016 Meetings	5	1	0

C = Chair

• = Member

Executive Sessions of the Board

On February 20, 2015, the Board appointed Hans Ueli Keller as Lead Independent Director. As Lead Independent Director, Mr. Keller’s responsibilities include, but are not limited to: (i) coordinating the activities of the independent directors; (ii) setting the agenda for board meetings in conjunction with the CEO and corporate secretary; (iii) chairing executive sessions of the independent directors; and (iv) performing such other duties as are assigned from time to time by the Board. It is the policy of the Company for the independent directors of the Company to meet in executive session following meetings of the Board. The independent directors may call upon members of management and outside consultants, including auditors and executive compensation consultants, to participate in executive sessions. To the extent any specific issues surface or it is appropriate to provide feedback to management following an executive session, the Lead Independent Director acts as a liaison with the Chairman to convey information or coordinate action with management.

Stockholder Communications

The Board has established a process for stockholders and other interested parties to communicate with the Board or to individual members of the Board. Such communications, whether by letter, e-mail or telephone, should be directed to the Secretary of the Company who will forward them to the intended recipients. However, unsolicited advertisements or invitations to conferences or promotional material, in the discretion of the Secretary or his designee, may not be forwarded to the directors. If the communication is specifically marked as a private communication for the Board, or for a specific director, the Secretary will not open the correspondence, but will forward it to the addressee. These procedures may change from time to time, and you are encouraged to visit our website for the most current means of contacting our directors.

If a stockholder wishes to communicate to the Chairman of the Audit Committee about a concern relating to the Company’s financial statements, accounting practices or internal controls, the concern should be submitted in writing to the Chairman of the Audit Committee in care of the Company’s Secretary at the Company’s headquarters address. If the concern relates to the Company’s governance practices, business ethics or corporate conduct, the concern likewise should be submitted in writing to the Chairman of the Audit Committee in care of the Company’s Secretary at the Company’s headquarters address. If the stockholder is unsure as to which category his or her concern relates, he or she may communicate it to any one of the independent directors in care of the Company’s Secretary. The Company’s “whistleblower” policy prohibits the Company or any of its employees from retaliating or taking any adverse action against anyone for raising a concern. If a stockholder or employee nonetheless prefers to raise his or her concern in a confidential or anonymous manner, the concern may be directed to the Secretary at the Company’s headquarters or by telephone at (678) 281-0307.

The Board’s Role in Risk Oversight

The Board has an active role, both as a whole and at the committee level, in overseeing the management of the Company’s risk. The Board is responsible for establishing and reviewing the Company’s strategic direction and determining the acceptable risk tolerance of the Company, engaging management to implement its strategic plan within approved risk tolerances and monitoring the effectiveness of and exercising oversight over management, the compensation of management and the Company’s internal controls over financial reporting. Risk can take different forms, including operating risk, financial risk, risk related to the economy in general and unemployment in particular, risks related to management succession, risk of fraud and reputational risk. The Board discharges many of its responsibilities and oversight functions with respect to risk through its Audit Committee, Compensation Committee and Corporate Governance Committee. The Corporate Governance Committee is responsible for establishing corporate governance procedures designed to effectively administer the Board’s strategic planning and oversight duties, including an annual evaluation of the Board’s leadership structure, along with risks associated with the independence of the Board members and potential conflicts of interest. The Audit Committee supports the Board’s risk oversight functions through its review of the Company’s internal controls over financial reporting, fraud risks identified by management and the Company’s financial statements and their preparation, as well as its oversight of the Company’s Code of Conduct and the administration of the Company’s whistleblower procedures. The Compensation Committee establishes the appropriate compensation incentives in light of its views regarding an appropriate impact that the Company’s compensation policies have on risk. Because all of these committees are comprised solely of independent directors, our independent directors have a significant role in the Board’s risk oversight function. While each committee is responsible for evaluating and overseeing certain risks, the entire Board is apprised of such risks through regular committee reports. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. See “Board Committee Membership and Meetings” for further discussion of the roles, responsibilities and inter-relationships of the Board Committees. We believe our current Board leadership structure is appropriate and helps ensure proper risk oversight for Ebix.

Board Leadership Structure

Robin Raina serves as both the CEO and Chairman of the Board. We combine this traditional leadership structure with a board structure in which Mr. Raina is the only non-independent director. We believe this leadership model, with our Chief Executive Officer also serving as Chairman of our Board, benefits our

Company in several ways. A combined Chairman/CEO role helps provide strong, unified leadership for our management team and Board. Our customers, suppliers and other business partners view our Chairman/CEO as a visionary leader in our industry, and we believe that having a single leader for the Company is good for our business. The Board believes its members have no reticence about forcefully expressing their views while at the same time fully and fairly considering the views of their fellow directors, and that the members of the Board have the experience and ability to critically evaluate the performance of our CEO and chairman and in implementing the strategic, as well as day-to-day, goals of the Company. Although the Board periodically evaluates alternative board governance models and refinements to the existing structure, it believes, after assessing the current service of the Company’s CEO and chairman and the current composition of the Board, that the current Board leadership structure is appropriate for the Company.

Code of Conduct and Ethics

The Board has adopted the Code of Conduct and Ethics (the “Code of Ethics”), which applies to the senior financial officers (the “Senior Financial Officers”) of the Company and its subsidiaries, including its principal executive officer, principal financial officer and principal accounting officer. Our Board also has adopted a Code of Conduct, articulating standards of business and professional ethics, which is applicable to all of our directors, officers and employees. The Company is committed to the highest standards of professional and ethical conduct, and the Code of Ethics and Code of Conduct provide guidance as to upholding these standards.

The Code of Ethics consists of basic standards of business practice, as well as professional and personal conduct, including prohibitions against any conduct or transactions that might constitute a conflict of interest between the Senior Financial Officers and the Company. Any action that might constitute a conflict of interest is reviewed by Company management, and potential conflicts of executive officers or members of the Board are reviewed by the Board.

This Code of Ethics is posted on the Company’s website at www.ebix.com, where it may be found by navigating to “Ebix Inc. Code of Ethics” under Corporate Governance within the Investor section of the website. Any amendment to or waiver of the Code of Ethics must be approved by the Audit Committee and will be promptly disclosed by the Company. The Company intends to satisfy the disclosure requirement under Form 8-K regarding an amendment to, or waiver from, a provision of the Code of Ethics by posting such information on the Company’s website, at the address and location specified above. The Company’s Compliance Officer, Sean Donaghy, is charged with monitoring, overseeing and reviewing compliance with the Code of Ethics and Code of Conduct. These codes are reviewed annually and amended as necessary or appropriate in response to changing regulatory requirements and evolving best practices.

Availability of Corporate Governance Documents

The charters of the Audit Committee, the Compensation Committee and the Corporate Governance Committee, as well as other documents relating to corporate governance at Ebix, are available in the corporate governance section of our website, www.ebix.com. You may also obtain copies of these materials, free of charge, by sending a written request to Ebix, Inc. at 1 Ebix Way, Johns Creek, Georgia 30097, Attn: Investor Relations.

Director Compensation

On May 2, 2016, the Board granted to each non-employee director 6,000 stock options of which one-fourth will vest on May 2, 2017, and the remaining options will vest ratably each quarter in the years 2018, 2019 and 2020. In addition each non-employee director received an annual cash retainer of $25,000 during 2016. Mr. Keller received an additional cash retainer of $16,000 for serving as the Compensation Committee Chairman and $8,000 for serving on the Audit Committee. Mr. Benz received an additional cash retainer of $8,000 for serving on the Audit Committee and $8,000 for serving on the Compensation Committee. Mr. Bhalla received an additional cash retainer of $24,000 for serving as the Audit Committee Chairman and $8,000 for serving on the Audit Committee.

Director Compensation

Name	Fees Earned or Paid in Cash	Option Awards ($)	Total ($)
Pavan Bhalla	$57,000	$116,987	$173,987
Hans Ueli Keller	$49,000	$116,987	$165,987
Hans U. Benz	$41,000	$116,987	$157,987
Neil D. Eckert	$25,000	$116,987	$141,987
Rolf Herter	$25,000	$116,987	$141,987
Joseph Wright, Jr.	$25,000	$116,987	$141,987
George Hebard, III	$25,000	$116,987	$141,987

The following table lists below the aggregate number of outstanding options held by each director (other than Mr. Raina) as of December 31, 2016:

Aggregate Number of Stock Option Awards Outstanding at Year End
Pavan Bhalla	12,187
Hans Ueli Keller	18,750
Hans U. Benz	14,812
Neil D. Eckert	21,000
Rolf Herter	18,750
Joseph Wright, Jr.	12,000
George Hebard, III	12,000

Executive Officers of the Company

We have five executive officers: Robin Raina, Sean T. Donaghy, Graham Prior, Leon d’Apice and James Senge, Sr. Information as to Mr. Raina is provided above.

SEAN T. DONAGHY, 51, joined Ebix on September 15, 2006 as a Controller and in April 2014 he was named Chief Accounting Officer. Effective January 3, 2017 Mr. Donaghy was appointed as the Company’s Chief Financial Officer. Mr. Donaghy has over 26 years of accounting experience, including 21 years in a management capacity and 16 years of financial reporting for public software companies.

GRAHAM PRIOR, 60, serves as Corporate Executive Vice President International Business & Intellectual Property. Mr. Prior has been employed by Ebix since 1996 when the Company acquired Complete Broking Systems Ltd., for which Mr. Prior was a part owner. Mr. Prior has been working within the insurance technology industry since 1990 and is currently responsible for the Company’s international operations in Singapore, New Zealand, Australia, Europe, Africa and Asia. Mr. Prior is also responsible for the company’s worldwide product development initiatives. Mr. Prior is a chartered accountant and holds a Bachelor of Commerce and Administration degree from Victoria University, Wellington, New Zealand.

LEON d’APICE, 60, serves as the Company’s Executive Vice President and Managing Director — Ebix Australia Group Head. Mr. d’Apice has been employed with Ebix since 1996 when the Company acquired Complete Broking Systems Ltd. for which Mr. d’Apice was also a part owner. Mr. d’Apice has been in the information technology field since 1977 and is currently responsible for all of the operations of Ebix’s Australian business units. Mr. d’Apice holds a Bachelor of Commerce degree with a major in Accounting and Financial Management from the University of New South Wales, Australia.

JAMES SENGE, SR., 56, serves as the Company’s Senior Vice President EbixHealth. Mr. Senge has been employed with Ebix (as a result of the business acquisition of Acclamation Systems, Inc. in 2008) since 1979. During his over 32 years with Acclamation/Ebix, Mr. Senge has been involved with all facets of the EbixHealth division, including being responsible for the strategic direction and day-to-day operations of the divisions. Mr. Senge’s focus is on expanding the Company’s reach into the on-demand, end-to-end technology solutions for the health insurance and healthcare markets. Mr. Senge works from Ebix’s Pittsburgh, Pennsylvania office.

EXECUTIVE COMPENSATION

Compensation Disclosure and Analysis

Objectives and Goals

The objectives of the Compensation Committee have been to adopt a compensation approach that is simple, internally equitable, and externally competitive, and that attracts, motivates, and retains qualified people capable of contributing to the growth, success and profitability of the Company, thereby contributing to long-term stockholder value.

•	Simplicity. The Compensation Committee believes that a compensation package with three major elements of compensation is the simplest approach, consistent with the Company’s goals. The Company generally does not utilize special personal perquisites such as private jets, payment of country club dues, Company-furnished motor vehicles, permanent lodging, or defrayment of the cost of personal entertainment.
•	Internal Equity. Internal equity has generally been evaluated based on an assessment of the relative contributions of the members of the management team. In 2016, the Compensation Committee did not undertake any formal audit or similar analysis of compensation equity with respect to either the CEO relative to the other members of the management team or with respect to the management team relative to the Company’s employees generally. However, the Compensation Committee believes that the relative difference between CEO compensation and the compensation of the Company’s other executives is consistent with such differences found in the Company’s insurance services peer group and the market for executive-level personnel for public companies of similar size.
•	External Competitiveness. The Compensation Committee believes it is important to management retention and morale that compensation be competitive with our competitors. In setting annual compensation, the Compensation Committee generally reviews market data and compares total annual compensation opportunities for our executive officers with compensation opportunities for similar positions at comparable companies. Based on this review, the Compensation Committee approves compensation levels and opportunities for our CEO and our other executive officers that the Compensation Committee believes are competitive with the marketplace and provide appropriate retention and incentive value.

Major Compensation Components

The principal components of compensation for our executive officers are: (i) base salary, (ii) short-term incentives, generally in the form of cash bonus programs, and (iii) long-term incentives, generally in the form of equity-based awards such as stock awards. We believe the Company’s goals are best met by utilizing an approach to compensation with these three distinct elements.

•	Base Salaries. The Company’s base salaries are intended to be consistent with the committee’s understanding of competitive practices, levels of executive responsibility, qualifications necessary for the particular executive position, and the expertise and experience of the executive officer. Salary adjustments reflect the committee’s belief as to competitive trends, the performance of the individual and, to some extent, the overall financial condition of the Company.

Base salaries for our executive officers are established based on the scope of their responsibilities, prior relevant background, professional experience, and technical training. Also in this regard, the Compensation Committee takes into account competitive market compensation paid by the companies represented in the compensation data it reviews for similar positions, and the overall market demand for such executives. Although the Company considered the same factors in establishing the base salaries of each of its executive officers, due to the different levels of roles played by each executive, the base salaries are justifiably substantially different.

On August 25, 2016, the Compensation Committee increased the base salary of Robin Raina, the Company’s President and Chief Executive Officer (CEO), from $1,300,000 to $2,400,000, in recognition of his leadership and significant contributions to the growth of the Company and the creation of stockholder value. This was the first increase to the CEO’s base salary since 2012.

•	Short-Term Incentives. Executive officers have the opportunity to earn short-term incentives in the form of discretionary annual cash bonuses. These annual bonus opportunities are not guaranteed or formulaic, but rather are approved by the Compensation Committee following the end of the fiscal year based on the committee’s qualitative, subjective assessment of the Company’s overall performance and the executive’s individual performance and contributions to the Company’s success. None of the named executive officers were awarded short-term incentives for 2016.

The stockholders approved a Bonus Plan for Mr. Raina at the 2016 Annual Meeting. The Bonus Plan provides for the payment of annual cash incentive awards to the Company’s Chief Executive Officer based upon the achievement by the Company of specified performance goals. The Bonus Plan is intended to preserve the Company’s federal income tax deduction for annual incentive payments to the CEO by meeting the requirements for “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986 as amended (or any successor provision) (the “Code”). Participation in the Bonus Plan is limited to the CEO of the Company. The Company does not anticipate that compensation paid to any of its other executive officers will be subject to the compensation deduction limits of Section 162(m). The Bonus Plan provides that Mr. Raina is eligible to receive cash incentives in connection with a particular fiscal year during the term of the Bonus Plan if the Company meets or exceeds certain performance goals (“Performance Goals”) set each year by the Compensation Committee. Not later than ninety (90) days after the commencement of any fiscal year during the term of the Bonus Plan (or such other date as may be permitted or required by Section 162(m)), and at a time when the outcome is uncertain, the Compensation Committee will set in writing Performance Goals based on one or more of the following business criteria:

•	Revenue
•	Sales
•	Profit (net profit, gross profit, operating profit or other corporate profit measures)
•	Earnings (EBIT, EBITDA, earnings per share, or other corporate earnings measures)
•	Net income (before or after taxes, operating income or other income measures)
•	Cash (cash flow, cash generation or other cash measures)
•	Stock price or performance
•	Total stockholder return (stock price appreciation plus reinvested dividends divided by beginning share price)
•	Return measures (return on assets, capital, equity, investments or sales, and cash flow return on assets, capital, equity, or sales)
•	Market share
•	Improvements in capital structure
•	Expenses (expense management, expense ratio, expense efficiency ratios or other expense measures)
•	Business expansion or consolidation (acquisitions and divestitures)
•	Strategic plan development and implementation

At the time the Compensation Committee sets the Performance Goals for a particular fiscal year, it will also set in writing the CEO’s incentive bonus opportunity, expressed as a dollar amount or a percentage of the CEO’s base salary, which will be earned if the established Performance Goals are achieved.

Performance Goals may be specified in absolute terms, on an adjusted basis, in percentages, or in terms of growth from period to period or growth rates over time, as well as measured relative to the performance of a group of comparator companies, or a published or special index, or a stock market index. Performance Goals need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo or the limitation of economic losses (measured, in each case, by reference to a specific business criterion). Performance measures may but need not be determinable in conformance with generally accepted accounting principles.

Payment of annual incentives under the Bonus Plan will be made promptly following the Compensation Committee’s written certification that the Performance Goals and any other material conditions were satisfied. The Compensation Committee has the right to exercise negative discretion to pay out an annual incentive to the CEO under the Bonus Plan that is less than the amount that would have been payable based solely upon application of the applicable Performance Goals. In no event shall the CEO receive bonus payments under the Bonus Plan in connection with any one fiscal year which exceed $3,000,000.

•	Long-Term Incentives. While salary and short-term incentives are primarily designed to compensate current and past performance, the primary goal of the long-term incentives, such as stock options and restricted stock awards, is to link executive officer compensation with the long-term interests of the stockholders.

On November 5, 2015, the Compensation Committee, in consultation with the entire Board, granted 98,684 shares of restricted stock to Mr. Raina under the 2010 Plan. The shares vest over a three-year period. The first one-third of these awards vested on November 5, 2016. The remaining two-thirds vest in quarterly installments over the next eight quarters, with the first quarterly installment vesting on February 5, 2017.

Use of Compensation Consultants and Benchmarking

During 2016, the Compensation Committee did not retain any compensation consultants or engage in any formal benchmarking. The compensation committee may decide to retain (but has not yet retained) a compensation consulting firm to review and evaluate the compensation arrangements for the Company’s executive officers for future periods.

Other Compensation Components

Company executives are eligible to participate in the Company’s health care, insurance and other welfare and employee benefit programs, which are the same for all eligible employees, including Ebix’s executive officers.

Use of Employment and Severance Agreements

In the past, the Compensation Committee has determined that competitive considerations merit the use of employment contracts or severance agreements for certain members of senior management. Presently, however, no member of senior management is employed under an employment contract.

Recapture and Forfeiture Policies

Historically the Company has not had formal policies with respect to the adjustment or recapture of performance based awards where the financial measures on which such awards are based or to be based are adjusted for changes in reported results such as, but not limited to, instances where the Company’s financial statements are restated. The Compensation Committee does not believe that repayment should be required where the Plan participant has acted in good faith and the errors are not attributable to the participant’s gross negligence or willful misconduct. In such later situations, the Compensation Committee believes the Company has or will have available negotiated or legal remedies. However, the Compensation Committee may elect to take into account factors such as the timing and amount of any financial restatement or adjustment, the amounts of benefits received, and the clarity of accounting requirements leading to any restatement in fixing of future compensation.

Deductibility of Compensation and Related Tax Considerations

As one of the factors in its review of compensation matters, the Compensation Committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits.

•	Section 162(m). Section 162(m) of the Code generally limits to $1 million the amount that a publicly-held corporation is allowed each year to deduct for the compensation paid to each of the corporation’s chief executive officer and the corporation’s three most highly compensated executive officers, other than the chief executive officer and chief financial officer. However, compensation that qualifies as “performance-based” under Section 162(m) is not subject to the $1 million deduction limit.

Although the Company’s stock option plans generally have been structured with the goal of complying with the requirements of Section 162(m), and the Compensation Committee believes stock options awarded thereunder should qualify as “performance-based” compensation exempt from limitations on deductibility under Section 162(m), the deductibility of any compensation was not a condition to any compensation decision. With the exception of compensation payable to the CEO, the Company does not expect its ability to deduct executive compensation to be limited by operation of Section 162(m). However, due to interpretations and changes in the tax laws, some types of compensation payments and their deductibility depend on the timing of an executive’s vesting or exercise of previously granted rights and other factors beyond the Compensation Committee’s control which could affect the deductibility of compensation.

The Bonus Plan is intended to preserve the Company’s federal income tax deduction for annual incentive payments to the CEO by meeting the requirements for “qualified performance-based compensation” under Section 162(m). The Compensation Committee will continue to consider carefully the impact of Section 162(m) when designing compensation programs, and in making compensation decisions affecting the Company’s Section 162(m) covered executives. The Compensation Committee believes, however, that in certain circumstances factors other than tax deductibility are more important in determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and its stockholders. Accordingly, it may award compensation in excess of the deductibility limit, with or without requiring a detailed analysis of the estimated tax cost of non-deductible awards to the Company. Given our dynamic and rapidly changing industry and business, as well as the competitive market for outstanding leadership talent, the Compensation Committee believes it is important to retain the flexibility to design compensation programs consistent with its compensation philosophy for the Company, even if some executive compensation is not fully deductible.

•	Section 280G. Code Section 280G generally denies a deduction for a significant portion of certain compensatory payments made to corporate officers, certain stockholders and certain highly-compensated employees if the payments are contingent on a change of control of the employer and the aggregate amounts of the payments to the relevant individual exceed a specified relationship to that individual’s average compensation from the employer over the preceding five years. In addition, Code Section 4999 imposes on that individual a 20% excise tax on the same portion of the payments received for which the employer is denied a deduction under Section 280G. In determining whether to approve an obligation to make payments for which Section 280G would deny the Company a deduction or whether to approve an obligation to indemnify (or “gross-up”) an executive against the effects of the Section 4999 excise tax, the Compensation Committee has adopted an approach similar to that described above with respect to payments which may be subject to the deduction limitations of Section 162(m).

Compensation Committee Conclusion

Attracting and retaining talented and motivated management and employees is essential to create long-term stockholder value. Offering a competitive, performance-based compensation program with a large equity component helps to achieve this objective by aligning the interests of the Company’s CEO and other executive officers with those of stockholders. The Compensation Committee believes that Ebix’s 2016 compensation program met these objectives. Likewise, based on our review, the Compensation Committee finds the total compensation (and, in the case of the severance and change-in-control scenarios, the potential payouts) to the Company’s CEO and other named executive officers in the aggregate to be reasonable and not excessive.

Stockholder Advisory Vote

At the last Annual Meeting of Stockholders, approximately 73% of the votes cast by the Ebix stockholders present in person or by proxy and entitled to vote at the Annual Meeting and on the proposal were cast in support of the compensation of the Company’s named executive officers, as discussed and disclosed in the proxy statement. The Board and the Compensation Committee appreciate and value the views of our stockholders. In considering the results of this advisory vote on executive compensation, the Compensation Committee concluded that the compensation paid to our executive officers and the Company’s overall pay practices are supported by our stockholders.

In light of the stockholder support of the compensation paid to our executive officers evidenced by the results of this advisory vote, the Board and the Compensation Committee did not make any specific changes to our executive compensation program for 2016, other than the increase in Mr. Raina’s salary. Going forward, future advisory votes on executive compensation will serve as an additional tool to guide the Board and the Compensation Committee in evaluating the alignment of the Company’s executive compensation program with the interests of the Company and its stockholders.

Risk Considerations

Our Compensation Committee has reviewed risks arising from our compensation policies and practices for both our executives and non-executive employees and has determined that they are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

The Company’s Compensation Committee currently consists of Mr. Keller and Mr. Benz. None of the members of the Compensation Committee have ever been officers or employees of the Company. No interlocking relationship exists between the members of the Company’s Board of Directors or Compensation Committee and the Board of Directors or Compensation Committee of any other company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with the Company’s Chief Executive Officer and Chief Financial Officer the above Compensation Disclosure and Analysis. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this annual proxy statement.

This report has been submitted by the Compensation Committee:

Hans U. Benz and Hans Ueli Keller

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this annual report into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

Executive Compensation Tables

The following tables provide information relating to compensation earned by or paid to our named executive officers in all capacities.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)			Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total
Robin Raina, President, CEO and Chairman of the Board	2016	$2,492,308		$			$—	$—	$—	$9,975	(4)	$2,502,283
	2015	$1,300,000			$1,300,000	(2)	$3,091,802	$—	$—	$9,975	(4)	$5,701,777
	2014	$1,300,000			$2,000,000	(3)	$—	$—	$—	$9,675	(4)	$3,309,675

Robert Kerris, Senior Vice President – Chief Financial Officer and Corporate Secretary	2016	$233,654			$—		$—	$—	$—	$2,986	(5)	$236,640
	2015	$225,000			$50,000		$—	$—	$—	$3,375	(5)	$278,375
	2014	$211,539			$100,000		$250,000	$—	$—	$3,010	(5)	$564,549

Graham Prior, Corporate Senior Vice President	2016	$150,723	(6)		$—		$—	$—	$—	$—		$150,723
	2015	$154,126	(6)		$—		$—	$—	$—	$48,205	(7)	$202,331
	2014	$164,708	(6)		$—		$250,000	$—	$—	$58,773	(7)	$473,481

Leon d’Apice, Managing Director – Ebix Australia Group	2016	$200,882	(8)		$—		$—	$—	$—	$15,531	(9)	$216,413
	2015	$164,250	(8)		$—		$—	$—	$—	$13,523	(9)	$177,773
	2014	$183,515	(8)		$—		$250,000	$—	$—	$18,159	(9)	$451,674

James Senge, Sr., Senior Vice President EbixHealth	2016	$233,654			$—		$150,000	$—	$—	$3,193	(5)	$386,847
	2015	$225,000			$—		$—	$—	$—	$3,075	(5)	$228,075
	2014	$216,346			$—		$150,000	$—	$—	$3,032	(5)	$369,378

Footnotes

(1)	These amounts reflect the aggregate grant date fair value computed in accordance with accounting guidance related to stock compensation, based on the stock price on the date of grant.
(2)	Total bonus for 2015 was $1,300,000 which was unpaid as of December 31, 2015 but was paid in 2016.
(3)	Total bonus for 2014 was $2,000,000. $1,000,000 of bonus that was unpaid as of December 31, 2014 but was paid in 2015.
(4)	Amount includes a Company matching contribution to a 401(k)/Retirement Plan of $3,975 in 2016, $3,975 in 2015 and $3,675 in 2014. Also includes a $6,000 allowance for miscellaneous business and travel expenses.
(5)	Reflects a Company matching contribution to the 401(k)/Retirement Plan.
(6)	Mr. Prior was compensated in Singapore Dollars. For 2016, all sums were derived by using the exchange rate as of December 31, 2016 of 0.69139. For 2015, all sums were derived by using the exchange rate as of December 31, 2015 of 0.70700. For 2014, all sums were derived by using the exchange rate as of December 31, 2014 of 0.75554.
(7)	Amount includes a home leave travel allowance in the amount of $9,320 and $8,908 for 2015 and 2014, respectively and an accommodation benefit in the amount of $38,885 and $49,866 for 2015 and 2014, respectively, to cover housing and other expenses associated with Mr. Prior’s temporary relocation to Singapore.
(8)	Mr. d’Apice was compensated in Australian Dollars. For 2016, all sums were derived by using the exchange rate as of December 31, 2016 of 0.72261. For 2015, all sums were derived by using the exchange rate as of December 31, 2015 of 0.7300. For 2014, all sums other than those representing Stock Awards were derived by using the exchange rate as of December 31, 2014 of 0.81562.

(9)	Reflects a 401(k) superannuation in Australia which is accessible after age 65.

Grants of Plan-Based Award

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)
Robin Raina		—	—	—	—	—	—	—
Robert Kerris		—	—	—	—	—	—	—
Graham Prior		—	—	—	—	—	—	—
Leon d’Apice		—	—	—	—	—	—	—
James Senge, Sr.	5/16/2016	—	—	—	3,243	—	—	$149,989

Outstanding Equity Awards at 2016 Fiscal Year-End

Name	Option Awards					Stock Awards				Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Robin Raina, President, CEO and Chairman of the Board	—	—	—	$—	—	65,789	(2)	$3,753,262	—	—
Robert Kerris, Senior Vice President – CFO and Secretary	—	—	—	$—	—	1,211	(3)	$69,102	—	—
Graham Prior, Corporate Senior Vice President	—	—	—	$—	—	1,211	(3)	$69,102	—	—
Leon d’Apice, Managing Director, Ebix Australia Group	—	—	—	$—	—	1,211	(3)	$69,102	—	—
James Senge, Sr., Senior Vice President, EbixHealth	—	—	—	$—	—	3,970	(4)	$226,474	—	—

Footnotes

(1)	Market value is calculated by multiplying unvested shares by $57.05, the closing price of the Company common stock on December 30, 2016.
(2)	Robin Raina was awarded restricted stock grants by the Compensation Committee of 98,684 shares of Company common stock on November 5, 2015, of which 65,789 were unvested as of December 31, 2016.
(3)	Robert Kerris, Graham Prior, and Leon d’Apice were each awarded restricted stock grants by the Compensation Committee of 14,535 shares of Company common stock on March 18, 2014, of which 1,211 shares were unvested as of December 31, 2016.
(4)	James Senge, Sr. was awarded restricted stock grants by the Compensation Committee of 8,721 shares of Company common Stock on March 18, 2014, of which 727 shares were unvested as of December 31, 2016 and 3,243 shares of restricted stock on May 16, 2016, all of which shares were unvested as of December 31, 2016.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	(Spread) Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Robin Raina	—	—	32,895	$1,797,694
Robert Kerris	—	—	4,845	$243,255
Graham Prior	—	—	4,485	$243,255
Leon d’Apice	—	—	4,485	$243,255
James Senge, Sr.	—	—	2,907	$145,953

Footnotes

(1)	Reflects the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.
(2)	Reflects the fair market value of the shares on the vesting date.

Pension Benefits and Nonqualified Deferred Compensation

The Company does not sponsor or maintain any tax-qualified defined benefit plans, supplemental executive retirement plans or nonqualified deferred compensation plans.

Potential Payments for Mr. Raina Upon a Change of Control

As mentioned previously, no member of senior management other than Mr. Raina has an employment or severance agreement. Except as described below for Mr. Raina, upon a termination or change of control, each of the executive officers will receive only the unpaid portion of their salary and benefits through the date of termination. No severance payments, acceleration of equity vesting, or other special payments will be due to such executive officers, regardless of the circumstances of the termination.

In 2009 our independent directors unanimously approved the recommendation of the Compensation Committee regarding changes to the compensation structure for Mr. Raina. Specifically in this regard, the independent directors unanimously approved the Company’s execution of and entry into the Acquisition Bonus Agreement (the “Agreement”) between the Company and Mr. Raina. The Agreement aligns both the interests of the Company’s stockholders and Mr. Raina. Considering the continued healthy growth of the Company and the prevailing comparatively low price to earnings multiple of Ebix’s common stock, the Board has evaluated the potential threat of the Company itself being an acquisition target. The Agreement serves in part to allow for stockholder value to be maximized by dissuading a potentially hostile acquisition attempt at an unacceptable price. Also, the Board acknowledges that Mr. Raina’s retention is critical to the future success and growth of Ebix, and as such, the Agreement helps to ensure that Mr. Raina will be appropriately awarded for his contributions prior to any potential acquisition event as well as to further motivate Mr. Raina to maximize the value received by all stockholders of Ebix if the Company were to be acquired.

Under the terms of the Agreement, the occurrence of any of the following events shall constitute an “Acquisition Event:” (a) more than 50% of the voting stock of Ebix is sold, transferred, or exchanged; (b) a merger or consolidation of the Company occurs; (c) the sale, exchange, or transfer of substantially all of the Company’s assets; or (d) the Company is acquired or dissolved; provided, however, an Acquisition Event also must qualify as a “change in control” event as such term is defined in Treasury Regulation 1.409A-3. Upon the occurrence of an Acquisition Event, Mr. Raina shall receive from the acquiring company, in cash, an amount that is determined by multiplying the “Share Base” by the “Spread.”

•	“Spread” is calculated by subtracting $7.95 (prior to the three-for-one split that occurred on January 4, 2010, this value was $23.84) from the Net Proceeds per share.
•	“Share Base” shall be the positive number, if any, that is determined when the number of Shares Deemed Held by Mr. Raina immediately prior to the Closing Date is subtracted from the number of shares that is 20% of the total shares of common stock outstanding immediately prior to the Closing

Date on a fully diluted basis, taking into account the effect of the occurrence of the Acquisition Event on the vesting, repurchase of any stock by the Company, conversion or exercise terms of any outstanding securities or other instruments exercisable for, or convertible into, shares of common stock; provided that the difference that is so obtained shall be reduced by the number of shares, if any, sold by Mr. Raina after the first public announcement by the Company or any other party of any agreement, arrangement, proposal or intent to engage in a transaction which would constitute an Acquisition Event.

The number of Shares Deemed Held by Mr. Raina immediately prior to the Closing Date shall equal the number of shares of common stock of the Company then beneficially owned by Mr. Raina plus any shares sold by Mr. Raina between the signing of the agreement and the Closing Date, plus any additional shares issuable to Mr. Raina (other than pursuant to this Agreement) immediately prior to or upon the Closing Date upon the exercise of stock options or the conversion of convertible securities, after giving effect to any acceleration of vesting that will occur due to the occurrence of the Acquisition Event.

As defined in the Agreement, Net Proceeds shall equal the sum of any cash consideration received for each share of Company common stock plus the Fair Market Value of any securities received or receivable per share of Company common stock held by the stockholders of the Company by virtue of an Acquisition Event.

The “Fair Market Value” of any securities received by Company stockholders shall be determined as follows: (i) if such securities are listed and traded on a national securities exchange (as such term is defined by the Securities Exchange Act of 1934) on the date of determination, the Fair Market Value per share shall be the average of the closing prices of the securities on such national securities exchange, over the twenty trading day period ending three trading days prior to the closing date of an Acquisition Event; (ii) if such securities are traded in the over-the-counter market, the Fair Market Value per share shall be the average of the closing bid and asked prices on the day immediately prior to the closing date of an Acquisition Event; or (iii) if such securities are not listed on a national securities exchange, or if such securities are traded in the over-the-counter market but there shall be no published closing bid and asked prices available on the date immediately prior to the Closing Date, then the Board shall determine the Fair Market Value of such securities from all relevant available facts, which may include the average of the closing bid and ask prices reflected in the over-the-counter market on a date within a reasonable period either before or after the date of determination, or opinions of independent experts as to value, and may take into account any recent sales and purchases of such securities to the extent they are representative.

In the event of a determination by an accounting firm of national standing that any payment or distribution by the Company to or for the benefit of Mr. Raina, whether paid, payable, distributed or distributable pursuant to the Agreement or otherwise would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax, then Mr. Raina shall be entitled to receive an additional payment in an amount such that after the payment by Mr. Raina of all taxes (including any interest or penalties imposed with respect to such taxes), Mr. Raina retains an amount equal to any such tax.

The base price of $7.95 (post-stock split) from which any Net Proceeds will be subtracted represents the approximate price per share of the Company’s common stock on March 25, 2009 when the independent members of the Board agreed on the desirability of this type of agreement.

In the event that an Acquisition Event had occurred on December 31, 2016, and assuming that the Company received Net Proceeds of $57.05 per share (the closing price of the Company’s common stock on December 30, 2016), Mr. Raina would have received a $292.3 million payment upon the Acquisition Event, which payment does not include any tax gross-up payment described above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding the beneficial ownership of our outstanding shares of common stock as of April 18, 2017 by: (a) each person known by us to beneficially own 5% or more of our shares of common stock, (b) each of our directors and each of our named executive officers, and (c) all of our directors and executive officers as a group. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all of the common stock owned by them.

Name of Beneficial Owner	Current Beneficial Ownership
	Number of Shares(1)	Percent of Class(2)
Directors and Named Executive Officers
Robin Raina(3)	3,775,244	12.0%
Neil D. Eckert(4)	129,741	*
Rolf Herter(5)	94,164	*
Hans Ueli Keller(6)	77,503	*
Leon d’Apice	67,471	*
Hans U. Benz(7)	57,251	*
Pavan Bhalla(8)	53,966	*
George Hebard(9)	46,250	*
Graham Prior	37,006	*
James S. Senge, Sr.(10)	24,227	*
Joseph R. Wright(11)	5,625	*
Robert F. Kerris	2,136	*
Directors and executive officers as a group (13 persons)(12)	4,377,755	13.9%

Name of Beneficial Owner	Current Beneficial Ownership
	Number of Shares(1)	Percent of Class(2)
Other Beneficial Holders
FMR LLC(13)	4,736,412	15.20%
Rennes Fondation(14)	3,438,781	10.9%
Blackrock Inc.(15)	2,626,089	8.3%
The Vanguard Group(16)	2,003,544	6.4%
Steven D. Lebowitz(17)	1,781,256	5.7%

*	Less than 1%. *
(1)	For purposes of this table, a person is deemed to be the beneficial owner of a security if he or she: (a) has or shares voting power or dispositive power with respect to such security, or (b) has the right to acquire such ownership within 60 days. “Voting power” is the power to vote or direct the voting of shares, and “dispositive power” is the power to dispose or direct the disposition of shares, irrespective of any economic interest in such shares.
(2)	In calculating the percentage ownership or percent of equity vote for a given individual or group, the number of common shares outstanding includes unissued shares subject to options, warrants, rights or conversion privileges exercisable within 60 days held by such individual or group, but are not deemed outstanding by any other person or group. Percentage is based on [31,524,369] shares of our common stock outstanding as of April 18, 2017.
(3)	Mr. Raina’s ownership includes: (a) 57,566 shares of restricted stock and (b) 217,064 shares held as trustee for the Robin Raina Foundation, a 501(c) charity organization, which were donated by Robin Raina from vested restricted stock grants previously issued to Mr. Raina by the Company and to which Mr. Raina disclaims any beneficial ownership. The Federal Tax ID Number for the foundation is 51-0497387. The address of Mr. Raina is 1 Ebix Way, Johns Creek, Georgia 30097.

(4)	Mr. Eckert’s ownership includes options to purchase 13,500 shares of our common stock which are exercisable as of April 18, 2017, or that will become exercisable within 60 days after that date.
(5)	Mr. Herter’s ownership includes options to purchase 11,250 shares of our common stock which are exercisable as of April 18, 2017, or that will become exercisable within 60 days after that date.
(6)	Mr. Keller’s ownership includes options to purchase 7,750 shares of our common stock which are exercisable as of April 18, 2017, or that will become exercisable within 60 days after that date.
(7)	Mr. Benz’s ownership includes options to purchase 7,312 shares of our common stock which are exercisable as of April 18, 2017, or that will become exercisable within 60 days after that date.
(8)	Mr. Bhalla’s ownership includes options to purchase 4,687 shares of our common stock which are exercisable as of April 18, 2017, or that will become exercisable within 60 days after that date.
(9)	Mr. Hebard’s ownership includes options to purchase 5,250 shares of our common stock which are exercisable as of April 18, 2017, or that will become exercisable within 60 days after that date.
(10)	Mr. Senge’s ownership includes 3,243 shares of restricted stock.
(11)	Mr. Wright’s ownership includes options to purchase 5,625 shares of our common stock which are exercisable as of April 18, 2017, or that will become exercisable within 60 days after that date.
(12)	Includes options to purchase 55,374 shares of our common stock which are exercisable as of April 18, 2017, or that will become exercisable within 60 days after that date.
(13)	Ownership consists of shares of our common stock beneficially owned by FMR LLC, certain of its subsidiaries and affiliates, and other companies (“Fidelity”) as disclosed on its joint Schedule 13G/A filed with the SEC on February 14, 2017. The address of Fidelity is 82 Devonshire Street, Boston, Massachusetts 02109.
(14)	The address of the Rennes Fondation is Rätikonstrasse 13, Vaduz, Principality of Liechtenstein FL-9490. Although Mr. Herter is a director of Rennes Fondation, he disclaims any beneficial ownership of the shares held by Rennes Fondation.
(15)	Ownership consists of shares of our common stock beneficially owned by Blackrock, Inc. and its wholly-owned subsidiaries (“Blackrock”) as disclosed on its Schedule 13G/A filed with the SEC on January 24, 2017. The address of Blackrock is 55 East 52nd Street, New York, New York 10055.
(16)	Ownership consists of shares of our common stock beneficially owned by The Vanguard Group, Inc. and its wholly-owned subsidiaries (collectively, “Vanguard”), as disclosed on Vanguard’s joint schedule 13G/A filed with the SEC on February 9, 2017. The address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(17)	Includes 92,500 shares beneficially owned by The Lebowitz Family, LLC, a trust over which Mr. Lebowitz serves as a co-trustee; 969,681 shares beneficially owned by Deborah P. Lebowitz, the Steven & Deborah Lebowitz Foundation and the Lebowitz Family Trust-1986. This is as disclosed on a group Schedule 13G/A filed with the SEC on April 13, 2017. The address of Mr. Lebowitz is 1333 Second Street, Suite 650, Santa Monica, CA 90401.

REPORT OF THE AUDIT COMMITTEE

The audited financial statements of the Company, as of and for the three-year period ended on December 31, 2016, are included in our 2016 Annual Report on Form 10-K. The Audit Committee oversees the Company’s financial reporting process and the independent audit of the annual consolidated financial statements on behalf of the Board. The Audit Committee reviews and reassesses the adequacy of the Audit Committee Charter at least annually.

The Company, acting through its management and Board, has the primary responsibility for the financial statements and reporting process, including the system of internal accounting controls. Management of the Company is responsible for the preparation, presentation, and integrity of the Company’s financial statements, the financial reporting process, and internal controls.

Cherry Bekaert LLP, (“CB”) an independent registered public accounting firm engaged by the Company, is responsible for auditing the Company’s annual financial statements and expressing its opinion thereon in accordance with auditing standards and accounting principles generally accepted in the United States of America.

In addition, the members of the Audit Committee reviewed, and the chairman of the Audit Committee discussed with management and CB, the interim financial information contained in each quarterly earnings release prior to the release of such information to the public.

The Audit Committee met five times during 2016. In performing its oversight function, the Audit Committee reviewed the audited financial statements with the Company’s management, including a discussion of the quality, not merely the acceptability, of the accounting principles used, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. The Audit Committee also has reviewed with CB its judgments as to the quality and the acceptability of the Company’s accounting principles. Management and CB have advised the Audit Committee that the Company’s consolidated financial statements were fairly stated in accordance with generally accepted accounting principles. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under auditing standards generally accepted in the United States, including those matters set forth in Statement on Auditing Standards No. 1301 (Communication with Audit Committees), as currently in effect.

In addition, the Audit Committee has received the written disclosures and the letter from CB required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and has reviewed, evaluated, and discussed with that firm its independence from the Company.

In fiscal year 2016, all of the audit fees, audit-related fees and tax fees were approved by either the Audit Committee or its designee. The Audit Committee has considered whether the provision of non-audit services by the Company’s independent registered public accounting firm is compatible with maintaining auditor independence and believes that the provision of such services is compatible. Pursuant to the requirements of the Sarbanes-Oxley Act of 2002, the terms of the engagement of CB are subject to the specific pre-approval of the Audit Committee. All audit and permitted non-audit services to be performed by CB require pre-approval by the Audit Committee in accordance with pre-approved procedures established by the Audit Committee. The procedures require all proposed engagements of CB for services of any kind to be directed to the Company’s CFO and then submitted for approval to the Audit Committee prior to the beginning of any services. Following its consideration of all such factors, the Audit Committee has concluded that the independent registered public accountants are independent from the Company and its management.

Further, the Audit Committee discussed with CB the overall scope and plans for their respective audits. The Audit Committee conferred with CB, with and without management present, to discuss the results of their examinations, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company, as of and for the year ended December 31, 2016, with management and CB.

Based upon the reviews and discussions with management and CB referred to above, in reliance on management and CB, and subject to the limitations of the role of the Audit Committee, the Audit Committee recommended to the Board, and the Board has approved, the inclusion of the audited financial statements of the Company in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the SEC. The Audit Committee also has approved, and is recommending stockholder approval and ratification of, the appointment of CB to audit the Company’s financial statements for its 2017 fiscal year.

This report has been submitted by the Audit Committee.

Respectfully submitted,

The Members of the Audit Committee
Pavan Bhalla
Hans Ueli Keller
Hans U. Benz

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

As of December 31, 2016, we maintained the 1996 Stock Incentive Plan, as amended and restated in 2006. Our stockholders also approved the 2010 Stock Incentive Plan at our annual meeting on November 17, 2010. The table below provides information as of December 31, 2016 related to these plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders:
- 1996 Stock Incentive Plan, as amended and restated in 2006	—	$—	1,097,563
- 2010 Stock Incentive Plan	109,499	$30.73	4,363,908
Equity Compensation Plans Not Approved by Security Holders	—	N/A	N/A
Total	109,499	$30.73	5,461,471

RELATED PARTY TRANSACTIONS

Under the Audit Committee’s charter, and consistent with SEC rules, any material potential or actual conflict of interest or transaction between the Company and any “related person” of the Company must be reviewed and approved by the Audit Committee. SEC rules define a “related person” of the Company as any director (or nominee), executive officer, 5%-or-greater stockholder or immediate family member of any of these persons.

Rahul Raina is the Company’s Corporate Vice President — Operations Ebix RCS & A.D.A.M. International Business Development and the brother of Robin Raina, our Chairman of the Board, President, and Chief Executive Officer. During 2016 and 2015 he was paid a salary of $120,000 and received a cash bonus of $25,000 in 2016 and $25,000 in 2015. He received no share-based compensation awards in either 2016 or 2015.

During the year ended December 31, 2016, Ebix donated $46,000 to the Robin Raina Foundation, a non-profit 501(c) charity in support of the cause of building and providing homes for the severely underprivileged in India.

On November 26, 2014, we entered into the Director Nomination Agreement, which was amended in March 2015. See “Information Concerning the Board of Directors, Executive Officers and the Corporate Governance of the Company — Director Nomination Agreement” on page [21] for a description of the Director Nomination Agreement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors and persons who beneficially own more than ten percent of a registered class of our equity securities to file with the SEC reports of securities ownership on Form 3 and changes in such ownership on Forms 4 and 5. Officers, directors and more than ten percent beneficial owners also are required by rules promulgated by the SEC to furnish the Company with copies of all such Section 16(a) reports that they file. Based solely upon a review of the copies of Forms 3, 4, and 5 furnished to the Company or representations by certain executive officers and directors that no such reports were required for them, the Company believes that during 2016 all of the Company’s directors, officers and more than ten-percent beneficial owners filed all such reports on a timely basis except for Mr. Kerris, who filed one Form 4 ten days late, Mr. Senge, who filed one Form 4 ten days late and one Form 4 one day late, Mr. Eckert, who filed one Form 4 twenty-five days late, and Mr. Benz who filed two Form 4s each one day late. In addition, Rennes Foundation is a ten percent stockholder located in Liechtenstein who filed one Form 4 fifty-eight days late and one Form 4 nine days late.

OTHER MATTERS

At the time of the preparation of this proxy statement, the Board has not been informed of any other matters to be brought before the Annual Meeting other than those proposals specifically set forth in the Notice of Annual Meeting and referred to herein. If you execute the enclosed proxy and any other business should come before the meeting, we expect that the persons named in the enclosed proxy will vote your shares in accordance with their best judgment on that matter.

STOCKHOLDER PROPOSALS

The Company encourages stockholders to contact the Corporate Secretary prior to submitting a stockholder proposal. Stockholder proposals must conform to the Company’s Bylaws and the requirements of the SEC.

Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in our 2018 proxy statement. In order for a stockholder proposal to be considered for inclusion in the proxy material for our 2018 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8, your proposal must be received by our Corporate Secretary no later than December 24, 2017 (unless the meeting date is changed by more than 30 days from May 24, 2018, in which case a proposal must be a received a reasonable time before we print proxy materials for the 2018 Annual Meeting) and must be submitted in compliance with the rule. Proposals should be directed to our Corporate Secretary, Ebix, Inc., 1 Ebix Way, Johns Creek, Georgia 30097, and should comply with the requirements of Rule 14a-8.

If our Corporate Secretary receives at the address listed above any stockholder proposal intended to be presented at the 2018 Annual Meeting without inclusion in the proxy statement for the meeting after March 10, 2018 (unless the meeting date is changed by more than 30 days from the anniversary of the 2017 Annual Meeting, in which case a proposal must be received a reasonable time before we print proxy materials for the 2018 Annual Meeting), SEC Rule 14a-4(c) provides that the proxies designated by the Board will have discretionary authority to vote on such proposal. The proxies designated by the Board also will have such discretionary authority, notwithstanding the stockholder’s compliance with the deadlines described above, if we advise stockholders in the proxy statement for the meeting about the nature of the matter and how management intends to vote on such matter, and the stockholder does not comply with specified provisions of the SEC’s rules.

Stockholders who wish the Corporate Governance Committee to consider their recommendations for nominees for the position of director should submit their recommendations in writing by mail to our Corporate Secretary, Ebix, Inc., 1 Ebix Way, Johns Creek, Georgia 30097.

Section 3.10 of our Bylaws creates certain advance notice requirements for stockholder nominations of directors at both annual and special meetings. To be timely, a director nomination by a stockholder for an annual meeting must be submitted not less than 90 nor more than 120 days before the anniversary date of the immediately preceding annual meeting. In the case of a nomination at a special meeting, notice of such nomination must be given within ten days that notice of such meeting was provided or made public. Nominations for the 2018 Annual Meeting of Stockholders must be received between January 24, 2018 and February 23, 2018.

In addition, Section 3.10 requires disclosures relating to the nominees and their relationships with stockholders proposing their nomination. Among other things, Section 3.10 requires a proposed nominee to: (1) represent and promise that the nominee is not, nor will become, party to any understanding with another person (a) to vote or act as a Director in a certain manner or (b) concerning compensation, reimbursement or indemnification without disclosure to the Company; and (2) represent that, if elected to the Board, such nominee would comply with Regulation FD and Company governance, trading, ethics, stock ownership and other policies.

Section 3.10 also requires disclosures similar to a stockholder proposing business for an annual meeting. In addition, a proposing stockholder, including its affiliates, must disclose all agreements or other understandings with a director nominee it has proposed, as well as any other material interest involved in such nomination.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This practice, which is commonly referred to as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Ebix and some brokers household proxy materials unless contrary instructions have been received from the affected stockholders. Ebix will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Investor Relations, Ebix, Inc., at the address set forth on the front page of this proxy statement. You may also contact the above if you (and other stockholders sharing the same address) are receiving multiple copies of proxy materials and wish to receive only one.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company will provide, without charge to any stockholder upon written request, a copy of the Company’s Annual Report on Form 10-K, including financial statements and schedules thereto, for the fiscal year ended December 31, 2016, as filed with the SEC (without exhibits). All such requests should be delivered to Investor Relations, Ebix, Inc., at the address set forth on the front page of this proxy statement. Copies of exhibits will be provided upon written request and payment of a reasonable fee to cover the costs of reproducing and mailing.

Please date, sign and return the proxy card at your earliest convenience in the enclosed return envelope. No postage is required if mailed in the United States.

By Order of the Board of Directors,

Robin Raina
Chairman of the Board and
Chief Executive Officer

Dated: April 24, 2017

Annex A

CERTIFICATE OF AMENDMENT TO THE
CERTIFICATE OF INCORPORATION OF

Ebix, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST:  That the Board of Directors of the Corporation, in accordance with Section 242 of the DGCL, duly adopted resolutions approving a proposed amendment to the Certificate of Incorporation of the Corporation and calling for the submission of the proposed amendment to the stockholders of the Corporation for consideration thereof.

SECOND:  That thereafter, pursuant to resolutions of its Board of Directors, a meeting of the stockholders of the Corporation was duly called and held, at which meeting the necessary number of shares as required by statute was voted in favor of the amendment.

THIRD:  That, pursuant to resolutions of its Board of Directors, the Certificate of Incorporation of the Corporation is hereby amended by deleting the last sentence of the first paragraph of Article 4 thereof and replacing it with the following:

“The total number of shares of Common Stock authorized to be issued is 120,000,000 and each such share shall have a par value of ten cents ($.10).”

FOURTH:  That the foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its authorized officer, this    day of           , 2017.

A-1

EBIX, INC.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., EDT, May 23, 2017.

Vote by Internet

- Go to **www.envisionreports.com/EBIX**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote "FOR" all nominees,"FOR" Proposals 2, 3 and 4, for "ONE YEAR" on Proposal 5 and "AGAINST" Proposal 6.

1. Election of Directors*:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Hans U. Benz	☐	☐	02 - Pavan Bhalla	☐	☐	03 - Neil D. Eckert	☐	☐
04 - Rolf Herter	☐	☐	05 - Hans Ueli Keller	☐	☐	06 - George W. Hebard III	☐	☐
07 - Robin Raina	☐	☐	08 - Joseph R. Wright, Jr.	☐	☐			

Proposal	1 Year	2 Years	3 Years	Abstain
5. To consider an advisory vote on the frequency of the advisory vote on compensation for our named executive officers.	☐	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X

02JNMD

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.
The Proxy Statement and Annual Report on Form 10-K are available at:
www.envisionreports.com/EBIX

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy — EBIX, INC.

Annual Meeting of Stockholders — May 24, 2017
Atlanta Marriott Alpharetta,
5750 Windward Parkway, Alpharetta, GA 30005
SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Robin Raina and Sean Donaghy, as proxy, with full power of substitution to represent and vote all of the stock of Ebix, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., Eastern Daylight Time, on May 24, 2017 at Atlanta Marriott Alpharetta, 5750 Windward Parkway, Alpharetta, GA 30005, and if any adjournment or postponement thereof, with all the powers which the undersigned would possess if present, with respect to the matters on the reverse side of this proxy.

Your shares will be voted in accordance with your instructions. If a vote is not specified, the proxies will vote your shares "FOR" the eight nominees listed in Proposal 1, "FOR" Proposals 2, 3 and 4, for "ONE YEAR" for Proposal 5 and "AGAINST" Proposal 6.

The Board of Directors is not aware of any matters likely to presented for action at the Annual Meeting of Stockholders other than the matters listed on the reverse side of this proxy. However, if any other matters are properly brought before the Annual Meeting, the proxies will vote upon such matters in accordance with their best judgment.

(Continued and to be marked, dated and signed, on the other side)